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Proxy Statement

September 25, 2009
Annual Meeting of Stockholders

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 240-4000

August 12, 2009

Dear Fellow Stockholder:

It is my pleasure to invite you to join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha, Nebraska on September 25, 2009 at 1:30 p.m., Omaha Time, at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102.

The meeting will include a report on our business, discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement, and a question-and-answer session.

We look forward to seeing you in Omaha. If you cannot be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Or, use the Internet or telephonic voting methods described in the following pages. Your prompt response is appreciated.

Thank you for your continued investment in ConAgra Foods.

Sincerely,

Gary M. Rodkin
Chief Executive Officer & President

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Phone: (402) 240-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Stockholders’ Meeting of ConAgra Foods, Inc. will be held on Friday, September 25, 2009, in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102. The meeting will begin promptly at 1:30 p.m. Omaha Time. Registration will begin at 12:30 p.m.

What matters will be voted on?

•	Election as directors of the eleven nominees identified in the attached proxy statement

•	Approval of the ConAgra Foods 2009 Stock Plan

•	Approval of the ConAgra Foods Executive Incentive Plan, as amended and restated

•	Ratification of the appointment of our independent auditor for fiscal 2010

•	Any other business properly brought before the meeting in accordance with our bylaws

Who may vote?

Stockholders of record as of the close of business on July 31, 2009 are eligible to vote at the annual meeting and any postponements or adjournments. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope. You may also vote by telephone or through the Internet. See page 1 of the accompanying proxy statement for more information on voting procedures.

What if I want to attend the meeting?

We encourage you to vote as soon as possible even if you plan to attend the meeting. An admission ticket or brokerage statement reflecting ownership of ConAgra Foods stock, in each case along with some form of government-issued photo identification such as a valid driver’s license or passport, will be required for admission to the annual meeting.

If you are unable to attend in person, you can hear the meeting via live audio cast at http://investor.conagrafoods.com. An archive of the webcast will be available on our website following the meeting.

Colleen Batcheler
Senior Vice President, General Counsel and
Corporate Secretary

August 12, 2009
Omaha, Nebraska

ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102-5001

PROXY STATEMENT

Meeting Information

We are mailing this proxy statement to our stockholders in connection with the solicitation by our Board of Directors of proxies to be used at the 2009 Annual Meeting of Stockholders of ConAgra Foods, Inc. The meeting will be held in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102 on Friday, September 25, 2009, and begin promptly at 1:30 p.m., Omaha Time. Distribution of this proxy statement is scheduled to begin on or about August 12, 2009.

Help Reduce Our Mailing Expenses. You can help us reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future materials electronically. To enroll, please visit the website http://enroll.icsdelivery.com/cag and follow the instructions provided. Have your proxy card in hand when accessing this website.

Important Notice Regarding the Availability of Proxy Materials

This proxy statement and our annual report to stockholders for the fiscal year ended May 31, 2009 are available electronically at: http://investor.conagrafoods.com.

Voting Information

Record Date

Stockholders of record at the close of business on July 31, 2009 will be entitled to vote at the meeting and any postponements or adjournments. On July 31, 2009, there were 443,134,831 voting shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote.

How to Vote

Your vote is very important. For this reason, the Board of Directors is requesting that you vote your shares by proxy. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, September 22, 2009 for shares held in the ConAgra Foods Retirement Income Savings Plan and through 11:59 p.m. Eastern Time on Thursday, September 24, 2009 for all other shares.

If you hold shares of ConAgra Foods stock in your own name (also known as “of record” ownership), you can come to the meeting and vote your shares in person, or you can vote your shares by proxy in one of the following manners:

•	By visiting the Internet at www.proxyvote.com and following the instructions

•	By calling 1-800-690-6903 on a touch-tone telephone and following the recorded instructions

•	By signing and returning the enclosed proxy card using the enclosed postage-paid envelope

If a broker, bank or other nominee holds your stock (“street name” ownership), they will send you a voting instruction form. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or nominee.

You can revoke your proxy before your shares are voted if you (1) are the record owner of your shares and submit a written revocation to our Corporate Secretary at or before the meeting (mail to: ConAgra Foods, Inc., Attn: Corporate Secretary, One ConAgra Drive, Omaha, Nebraska 68102), (2) submit a timely later-dated proxy (or voting instruction card if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent Internet or telephone voting instructions. You may also attend the meeting in person and vote in person, subject to the legal proxy requirement noted above for street name owners.

If you hold shares in the ConAgra Foods Retirement Income Savings Plan, your voting instruction card covers the shares credited to your plan account. The plan’s trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Tuesday, September 22, 2009. If the plan trustee does not receive your instructions by that date, the trustee will vote the shares held by the ConAgra Foods Retirement Income Savings Plan in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

We have engaged Georgeson Shareholder Services as our proxy solicitor for the annual meeting at an estimated cost of $15,000 plus disbursements. Our directors, officers and other employees may also solicit proxies in the ordinary course of their employment. ConAgra Foods will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Quorum

To hold the meeting a quorum must be present. A majority of the shares of common stock outstanding on the record date must be present in person or by proxy at the meeting in order to constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Requirements and Manner of Voting Proxies

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the meeting. If a quorum is present:

•	We will hold an election of directors. Each outstanding share is entitled to cast one vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who receives a greater number of votes “Withheld” than “For” is required to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in “Corporate Governance”. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors.

•	We will vote on the approval of the ConAgra Foods 2009 Stock Plan. Approval of the Stock Plan requires the affirmative vote of a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

•	We will vote on the approval of the ConAgra Foods Executive Incentive Plan. Approval of the Executive Incentive Plan, as amended and restated, requires the affirmative vote of a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

•	We will vote on ratification of the appointment of the independent auditor. The appointment of the independent auditor will be ratified if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded.

The shares represented by all valid proxies received by Internet, by telephone or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted “For” each proposal. If any matter not described above is properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

Attendance at the Meeting

Only stockholders of record as of the close of business on July 31, 2009 and their guests will be able to attend the meeting. Admission will be by ticket or confirming bank/brokerage statement only, and those attending the meeting must bring some form of government-issued photo identification.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials by mail, your admission ticket is the top half of your proxy card.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials electronically, your admission ticket is a print-out of the e-mail that links you to the materials.

•	If your ConAgra Foods shares are held in a bank or brokerage account, bring a recent bank or brokerage statement showing that you owned ConAgra Foods common stock on July 31, 2009.

Multiple Stockholders Sharing an Address

We are allowed to deliver a single annual report and proxy statement to a household at which two or more stockholders reside when we believe those stockholders are members of the same family. Accordingly, unless you elected to participate in electronic delivery of proxy materials, we will deliver to you only one copy of our annual report and proxy statement until we receive instructions that you prefer multiple mailings. You will continue to receive individual proxy cards for each registered account. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household, please contact our agent, Broadridge, at: 1-800-542-1061, or in writing at: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days of receipt of your request, following which you will begin receiving an individual copy of the material. You can also contact Broadridge at the phone number above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows the shares of ConAgra Foods common stock that certain individuals and entities beneficially owned as of July 31, 2009. The individuals and entities are (1) owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our “named executive officers” for purposes of this proxy statement, and (4) all current directors and executive officers as a group. A person has beneficial ownership over shares if he or she has or shares voting or investment power over the shares, or the right to acquire that power within 60 days of July 31, 2009.

Our directors and executive officers are committed to owning stock in ConAgra Foods. Directors are compensated with a mix of cash and ConAgra Foods common stock and are precluded from selling any of their shares in the market until they cease to be a director. For management, our Board has established stock ownership guidelines that require the individuals to own ConAgra Foods stock worth various multiples of their salaries. More information on our stock ownership guidelines can be found on pages 5 and 38.

To better show the financial stake of our directors and executive officers in the company, we have included a “Share Units” column in the table below. This column, which is not required under the rules of the Securities and Exchange Commission, or the SEC, shows deferred shares owned by non-employee directors through the ConAgra Foods, Inc. Directors’ Deferred Compensation Plan and deferred shares owned by executive officers through the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan. Although these shares will ultimately be settled in shares of common stock, they currently have no voting rights, nor will they be settled within 60 days of July 31, 2009.

	Number of Shares		Right to		Percent
Name	Owned (3)		Acquire		of Class	Share Units

Capital Research Global Investors(1)	25,654,960		—		5.8%	NA
333 South Hope Street Los Angeles, CA 90071
State Street Bank and Trust Co(2)	23,818,601		—		5.4%	NA
State Street Financial Center One Lincoln Street Boston, MA 02111
Directors and Named Executive Officers:
Mogens C. Bay	31,600	(4)	90,000	(5)	*	—
Stephen G. Butler	16,800	(4)	54,000	(5)	*	9,888
Steven F. Goldstone	4,600		309,362	(5)	*	3,722
Joie A. Gregor	—		6,000	(5)	*	1,211
Rajive Johri	—		6,750	(5)	*	1,378
W.G. Jurgensen	32,600		63,000	(5)	*	24,534
Richard H. Lenny	1,050		5,250	(5)	*	—
Ruth Ann Marshall	2,550		18,000	(5)	*	5,910
Gary M. Rodkin	489,042		2,530,000	(5)	*	169,491
Andrew J. Schindler	1,800		18,000	(5)	*	1,859
Kenneth E. Stinson	35,600		90,000	(5)	*	—
John F. Gehring	97,695		292,883	(6)	*	—
Andre J. Hawaux	108,556	(4)	332,700	(6)	*	9,494
Scott Messel	59,798		185,000	(6)	*	308
Peter M. Perez	111,741		402,000	(6)	*	—
Robert F. Sharpe, Jr.	168,038	(4)	818,000	(6)	*	—
All Directors and Executive Officers as a
Group (18 people)	1,164,502		5,345,714	(5)(6)	1.45%	227,795

*	Represents less than 1% of common stock outstanding.

1.	Based on an Amendment No. 1 to a Schedule 13G filed by Capital Research Global Investors with the SEC on February 13, 2009.

2.	Based on a Schedule 13G filed by State Street Bank and Trust Company with the SEC on February 17, 2009.

3.	For executive officers and directors, reflects shares that have been acquired through open market purchases or upon vesting of share-based awards, and shares credited to the defined contribution plan accounts of certain individuals. For non-employee directors, includes shares acquired through open market purchases or received as part of their compensation.

4.	For Mr. Bay, includes 31,600 shares as to which he shares voting and investment power with his spouse. For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Mr. Hawaux, includes 550 shares held by his spouse, who resides with him. For Mr. Sharpe, includes 12,000 shares held in trust.

5.	Reflects shares that the individual has the right to acquire within 60 days of July 31, 2009 through the exercise of stock options.

6.	Reflects shares that the individual has the right to acquire within 60 days of July 31, 2009 through the exercise or vesting of the following: Mr. Gehring, 276,883 options and 16,000 restricted stock units; Mr. Hawaux, 326,000 options and 6,700 shares of restricted stock; Mr. Messel, 185,000 options; Mr. Perez, 402,000 options; Mr. Sharpe, 818,000 options; and executive officers not individually named in this table, 102,950 options and 21,819 restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file with the SEC and New York Stock Exchange reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2009, all required reports were filed on a timely basis.

Corporate Governance

ConAgra Foods’ business is managed under the direction of our Board of Directors, which currently has 11 members. The Board of Directors is committed to performing its responsibilities in a manner consistent with sound governance practices. Some key practices include the following:

Annual Elections for Directors. To promote greater accountability to stockholders, all of our directors stand for election annually.

Majority Voting in Director Elections. In uncontested elections, each director nominee must receive the affirmative vote of a majority of the votes cast at the meeting with respect to the director. If an incumbent nominee is not elected, he or she is required to promptly tender his or her resignation to the Board of Directors. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results.

Separate Chairman and Chief Executive Officer. Our Chairman’s role is filled by an independent, non-employee director.

Stock Ownership Guidelines for Leadership. Senior leaders across the company are subject to stock ownership guidelines that are set as a multiple of the leader’s salary. For our Chief Executive Officer, Gary Rodkin, that level is six times salary.

Stock Holding Periods for Directors. Our directors have each agreed not to engage in open market sales of our common stock during their tenure.

Expired “Poison Pill” Rights Plan. In 2004, our Board of Directors terminated our rights plan. We no longer have a stockholder rights plan in place.

Commitment to Sustainable Business Practices. In 2009, the company published its inaugural Corporate Responsibility Report, which transparently shows the company’s performance in climate change, packaging, food safety, employee relations, corporate giving and a wide range of other important topics.

To learn more about our governance practices, you can review any of the following listed documents at http://investor.conagrafoods.com through the “Corporate Governance” link.

•	Corporate Governance Principles

•	Corporate Responsibility Report

•	Code of Conduct, our commitment to our longstanding standards for ethical business practices

•	Code of Ethics for Senior Corporate Officers

•	Audit Committee Charter

•	Nominating and Governance Committee Charter (during fiscal 2009 our Nominating Committee and Corporate Governance Committee were merged into a single committee)

•	Human Resources Committee Charter

•	Procedures for bringing concerns or complaints to the attention of the Audit Committee

From time to time these documents are updated, and we promptly post amended documents. The documents are also available in print to any stockholder upon request to the Corporate Secretary. Interested parties may communicate with our Board of Directors or the Chairman by writing to: ConAgra Foods Board of Directors c/o Corporate Secretary, ConAgra Foods, Inc., Box 2000, One ConAgra Drive, Omaha, Nebraska 68102. Communications will be compiled by the Corporate Secretary and forwarded to the Board or individual director addressee on at least a bi-weekly basis. The Corporate Secretary will routinely filter communications that are solicitations, consumer complaints, unrelated to ConAgra Foods or ConAgra Foods’ business or reasonably determined to pose a possible security risk to the addressee.

Board Meetings and Attendance

The Board of Directors meets on a regularly scheduled basis and holds an executive session without management present at every regularly scheduled meeting. The Chairman of the Board presides at all meetings, including executive sessions. During fiscal 2009, the Board met eight times (six regular meetings and two special meetings) and acted by unanimous written consent twice. All members attended at least 75% of the total number of board and committee meetings that required their attendance in fiscal 2009.

Our Board members are encouraged to attend the annual stockholders’ meeting. All nominees who were serving at the time of the 2008 annual meeting of stockholders attended such meeting, except Mr. Bay who had a commitment to attend a funeral. Messrs. Johri and Lenny and Ms. Gregor were appointed to serve as members of the Board of Directors subsequent to the 2008 annual meeting of stockholders.

Director Independence

The Board of Directors is composed of a substantial majority of independent directors. The Board has established independence standards for company directors that are listed in the Corporate Governance Principles available on our website at http://investor.conagrafoods.com through the “Corporate Governance” link.

The Board has determined that directors Bay, Butler, Goldstone, Gregor, Johri, Jurgensen, Lenny, Marshall, Schindler and Stinson have no material relationship with ConAgra Foods and are independent within the meaning of our independence standards. These individuals, in the groups identified in the tables beginning below, are the only members of our Audit Committee, Nominating and Governance Committee, and Human Resources Committee. Mr. Chain and Mr. Roskens, who were directors during the fiscal year but are no longer serving, were previously found by the Board to be independent under the company’s independence standards. In evaluating and determining the independence of these individuals, the Board considered that Mr. Bay is the

Chief Executive Officer of Valmont Industries, Inc. One of our subsidiaries was a customer of immaterial levels of environmental engineering from an affiliate of Valmont Industries, Inc. on an arms-length basis and in the ordinary course of business during fiscal 2009.

In addition to satisfying our independence standards, each member of the Audit Committee must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their director’s compensation and may not be an “affiliated person” of ConAgra Foods. Each member of the Audit Committee satisfies this additional independence requirement.

Board Committees

Currently, our Board of Directors has four standing committees: Audit Committee, Executive Committee, Human Resources Committee and Nominating and Governance Committee.

The Executive Committee met once during fiscal 2009. The committee generally has the authority to act on behalf of the Board of Directors between meetings. Its membership consists of Directors Butler, Goldstone, Rodkin and Stinson. Mr. Goldstone chairs the committee.

The Nominating and Governance Committee was formed effective September 25, 2008 from the merger of the previously separate Nominating Committee and Corporate Governance Committee. Prior to the merger, the Corporate Governance Committee consisted of Messrs. Bay, Chain, Goldstone and Stinson and met twice during fiscal 2009. Prior to the merger, the Nominating Committee consisted of Messrs. Jurgensen, Roskens and Schindler and Ms. Marshall and met twice during fiscal 2009. The structure and purpose of the joint Nominating and Governance Committee is set forth below:

Nominating and Governance Committee	•	Identifies qualified candidates for membership on the Board
3 meetings in fiscal 2009	•	Proposes to the Board a slate of directors for election by the
(after merger of Nominating Committee		stockholders at each annual meeting
and Corporate Governance Committee on	•	Proposes to the Board candidates to fill vacancies on the Board
September 25, 2008)	•	Considers and makes recommendations to the Board concerning the size and functions of the Board and the various Board committees
Mogens C. Bay,
Chair Rajive Johri (since February 5, 2009)	•	Considers and makes recommendations to the Board concerning corporate governance policies
W.G. Jurgensen
Ruth Ann Marshall Andrew Schindler	•	Assesses the independence of Board members

Director Nomination Process. The Nominating and Governance Committee considers candidates for board membership suggested by its members and other board members, as well as by management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A stockholder who wishes to recommend a prospective nominee for board membership should notify our Corporate Secretary in writing at least 120 days before the annual stockholders’ meeting and include whatever supporting material the stockholder considers appropriate. The Nominating and Governance Committee will also consider nominations by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described under “Proposals for 2010 Annual Meeting” at the end of this proxy statement.

The Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once a prospective nominee has come to its attention. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee. The Committee may also elect to interview a prospective candidate, in person or by telephone. The Nominating and Governance Committee’s evaluation process for nominees recommended by stockholders does not differ.

The Nominating and Governance Committee evaluates each prospective nominee against the standards and qualifications set out in the Corporate Governance Principles, including: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all stockholders and not a particular interest group; (2) board skill needs, taking into account the experience of current board members, the candidate’s ability to work toward business goals with other board members, and the candidate’s qualifications as independent and qualifications to serve on various committees of the Board; (3) diversity, including the extent to which the candidate reflects the composition of our stockholders and other constituencies; and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education. The Committee also considers such other relevant factors as it deems appropriate.

After completing its evaluation process, the Committee makes a recommendation to the full Board as to the persons who should be nominated, and the Board determines the nominees after considering the Committee’s recommendations.

The process outlined above was used during fiscal 2009 in connection with the appointments to the Board of Mr. Johri, Mr. Lenny and Ms. Gregor, each of whom was first recommended for consideration by an independent director.

Human Resources Committee 7 meetings in fiscal 2009 Steven Goldstone Joie A. Gregor (since February 6, 2009) Ruth Ann Marshall Kenneth E. Stinson, Chair	• Reviews, evaluates and approves compensation plans, policies and programs for the company’s directors, executive officers and significant employees

•      Reviews and approves goals and performance metrics for
       incentive compensation arrangements

•      Annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the
       Chief Executive Officer’s performance in light of these goals and objectives, and with the Chairman and other independent directors, determines and approves the Chief Executive Officer’s
       compensation levels based on such evaluation

•      Reviews, with the full Board, succession plans for all senior positions

• Receives reports from management on leadership development activities

The Human Resources Committee has retained authority over the consideration and determination of executive and director compensation, subject only to the further involvement of the Chairman and the other independent directors with respect to the approval of the overall compensation for non-employee directors and of the annual cash bonus for the Chief Executive Officer. Additional information on the role of executive officers and the Committee’s compensation consultant can be found in the “Compensation Discussion & Analysis” later in this proxy statement.

Compensation Committee Interlocks and Insider Participation. The individuals listed in the table above and Messrs. Chain and Roskens (former directors) served on our Human Resources Committee during fiscal 2009. During fiscal 2009, none of the current or former executive officers of ConAgra Foods served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Human Resources Committee or Board of Directors of ConAgra Foods.

Audit Committee 12 meetings in fiscal 2009	•	Oversees the integrity of the company’s financial statements and reviews annual and quarterly SEC filings and earnings releases

Stephen G. Butler, Chair Rajive Johri (since February 5, 2009)	•	Receives reports on matters including critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

W.G. Jurgensen	•	Reviews the qualifications, independence and performance of the
Richard H. Lenny		independent auditor and internal audit department
(since May 11, 2009)
Andrew J. Schindler	•	Has sole authority to retain, compensate, oversee and terminate the independent auditor

	•	Pre-approves audit and non-audit services performed by the independent auditor

	•	Reviews the company’s compliance with legal and regulatory requirements

Audit Committee Financial Expert. The Board has determined that all five members of the Audit Committee (each of whom is independent) are qualified as audit committee financial experts within the meaning of SEC regulations.

Related Party Transactions. The Audit Committee has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all related party transactions must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Committee at its next regular quarterly meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related party’s interest in the transaction. No director is permitted to participate in any approval of a related party transaction for which he or she is involved. On at least an annual basis, the Committee reviews and assesses ongoing related party transactions to determine whether the relationships remain appropriate. All related party transactions are disclosed to the full Board of Directors.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, and (3) compliance by the company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on our website.

ConAgra Foods’ management is responsible for the company’s financial reporting process and internal controls. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit Committee oversees the company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between the independent auditor and management; (3) the independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions.

During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and KPMG LLP, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditor have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods’ management and KPMG the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009.

The Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Committee under the Statement on Auditing Standards No. 61, as amended (relating to communication with audit committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also reviewed and discussed with KPMG its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from ConAgra Foods, including those of the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Committee also considered whether the provision of non-audit services provided by KPMG to the company during fiscal 2009 was compatible with the auditor’s independence.

Based on these reviews and discussions, and the report of the independent auditor, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit Committee

Stephen G. Butler, Chair
Rajive Johri
W.G. Jurgensen
Richard H. Lenny
Andrew J. Schindler

Non-Employee Director Compensation

For fiscal 2009, non-employee directors other than the Chairman of the Board were entitled to receive the following:

•	An annual cash retainer of $50,000 (based on service from the 2008 annual stockholders’ meeting to the 2009 annual stockholders’ meeting). The Chair of each committee other than the Executive Committee was entitled to an additional annual cash retainer of $25,000.

•	Meeting fees of $1,500 for each Board meeting attended and each Committee meeting attended at which attendance was required.

•	An annual grant of 1,800 shares of ConAgra Foods common stock and options to acquire 9,000 shares of ConAgra Foods common stock (in each case, based on service from the 2008 annual stockholders’ meeting to the 2009 annual stockholders’ meeting). All options have an exercise price equal to the closing market price of our common stock on the date of grant, a ten-year term and are vested six months from the date of grant.

Non-employee directors other than the Chairman who served less than the full 12-month period between stockholders’ meetings received a pro-rated retainer, pro-rated stock award and pro-rated option award, in each case, based on actual months of service. Non-employee directors are precluded from selling any of their shares (including shares underlying options) in the market until they cease to be a director.

In lieu of the elements described above, the Chairman’s pay for service from the 2008 annual stockholders’ meeting to the 2009 annual stockholders’ meeting was $500,000, payable entirely in options to acquire shares of ConAgra Foods common stock. The options have an exercise price equal to the closing market price of our common stock on the date of grant (September 25, 2008, which was the date of the 2008 annual stockholders’ meeting), a ten-year term and vested six months from the date of grant. The number of options issued was based on the Black-Scholes value of the option on the date of grant consistent with our accounting expense methodology. Our Chairman cannot sell the shares underlying the options in the market until he ceases to be a director.

In addition to the cash payments and equity awards described above, all non-employee directors were entitled to participate in the following programs:

•	A medical plan, with the cost of the premium borne entirely by the director;

•	A matching gifts program, under which ConAgra Foods matches up to $2,000 of a director’s charitable donations per calendar year;

•	A non-qualified deferred compensation plan, through which non-employee directors can defer receipt of their cash or stock compensation. This program does not provide above-market earnings (as defined by SEC rules); and

•	For directors elected to the Board prior to 2003, the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. Directors Bay and Stinson and former directors Chain and Roskens are the only participating directors. ConAgra Foods maintains insurance on the lives of these directors to fund the program.

The table below sets forth the compensation elements described above that were paid to the non-employee directors of the company for fiscal 2009:

Director Compensation Table – Fiscal 2009

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(2)	($)(2)	($)(3)	($)

Mogens C. Bay	92,167	35,370	34,200	12,901	174,638
Stephen G. Butler	105,000	35,370	34,200	2,000	176,570
Steven F. Goldstone	—	—	499,996	—	499,996
Joie A. Gregor (1)	22,667	20,976	14,938	—	58,581
Rajive Johri (1)	37,333	22,680	16,862	—	76,875
W.G. Jurgensen	83,000	35,370	34,200	—	152,570
Richard H. Lenny (1)	13,417	16,034	12,765	—	42,216
Ruth Ann Marshall	78,500	35,370	34,200	1,500	149,570
Andrew J. Schindler	87,500	35,370	34,200	—	157,070
Kenneth E. Stinson	102,000	35,370	34,200	12,901	184,471
Former Directors (1)
John T. Chain, Jr.	35,500	—	—	28,363	63,863
Ronald W. Roskens	35,500	—	—	29,581	65,081

1.	Ms. Gregor joined the Board effective February 6, 2009, Mr. Johri joined the Board effective January 1, 2009 and Mr. Lenny joined the Board effective March 17, 2009. Messrs. Chain and Roskens each departed the Board effective upon conclusion of the 2008 annual stockholders’ meeting, held September 25, 2008.

2.	This column reflects the grant date fair value (computed in accordance with Statement of Financial Accounting Standard No. 123R, or SFAS 123R) of the stock and option awards made to each non-employee director. These amounts also reflect the dollar amount of compensation expense recognized for financial statement reporting purposes computed in accordance with SFAS 123R. The grant date fair values of the option awards were estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

(a)	For Messrs. Bay, Butler, Goldstone, Jurgensen, Schindler and Stinson, and Ms. Marshall: an expected life of the options of 7.82 years, an expected volatility of 22.24%, a risk-free interest rate of 3.60% and a dividend yield of 3.35%;

(b)	For Ms. Gregor: an expected life of the options of 7.82 years, an expected volatility of 21.40%, a risk-free interest rate of 1.97% and a dividend yield of 3.60%;

(c)	For Mr. Johri: an expected life of the options of 7.82 years, an expected volatility of 21.39%, a risk-free interest rate of 2.20% and a dividend yield of 3.55%; and

(d)	For Mr. Lenny; an expected life of the options of 7.82 years, an expected volatility of 21.69%, a risk-free interest rate of 2.77% and a dividend yield of 3.67%.

At fiscal year-end, the aggregate number of outstanding unexercised option awards held by each non-employee director was as set forth below (all stock awards granted were fully vested at fiscal year-end except for the award granted to Ms. Gregor, which fully vested on August 6, 2009, Mr. Johri, which fully vested on July 2, 2009, and Mr. Lenny, which will fully vest on September 17, 2009):

	Outstanding		Outstanding
	Stock Options Held		Stock Options Held
Name	at FYE (#)	Name	at FYE (#)

Mogens C. Bay	90,000	Ruth Ann Marshall	18,000
Stephen G. Butler	54,000	Andrew J. Schindler	18,000
Steven F. Goldstone	309,362	Kenneth E. Stinson	90,000
Joie A. Gregor	6,000	Former Directors
Rajive Johri	6,750	John T. Chain, Jr	63,000
W.G. Jurgensen	63,000	Ronald W. Roskens	81,000
Richard H. Lenny	5,250

3.	For Messrs. Bay, Stinson, Chain and Roskens, the amount reported reflects the incremental cost to the company during fiscal 2009 of maintaining life insurance policies that will ultimately fund the Directors’ Charitable Award Program. For Mr. Roskens, the amount reported also includes amounts paid under the matching gifts program. For Mr. Butler and Ms. Marshall, the amount paid under the matching gifts program is the entire amount of “All Other Compensation” reported. See the narrative above for a description of the Directors’ Charitable Award Program and matching gifts program.

Proposal #1: Election of Directors

Our Corporate Governance Principles include a mandatory retirement age for directors. Under the Principles, a director may not stand for re-election if he or she would be over age 72 at the time of the election. Messrs. Chain and Roskens reached our mandatory retirement age and retired effective upon the conclusion of the 2008 annual stockholders’ meeting. During fiscal 2009, Joie A. Gregor, Rajive Johri and Richard H. Lenny were appointed to serve as members of the Board until the 2009 annual meeting of stockholders. Our Board is currently comprised of eleven members.

The following individuals were nominated by the Nominating and Governance Committee to stand for election at the meeting. Each is a current member of the Board whose term of office expires at the meeting. In case any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

MOGENS C. BAY – Director since December 12, 1996

Mr. Bay (60 years of age) has served as Chairman of the Board and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. He is also a director of Peter Kiewit Sons’, Inc.

STEPHEN G. BUTLER – Director since May 16, 2003

Mr. Butler (61 years of age) served as the Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to June 2002. He is a director of Cooper Industries, Ltd. and Ford Motor Company.

STEVEN F. GOLDSTONE – Director since December 11, 2003

Mr. Goldstone (63 years of age) has served as non-executive Chairman of the ConAgra Foods board since October 1, 2005. He has been a manager of Silver Spring Group (private investment firm) since 2000. From 1999 to 2000, Mr. Goldstone served as Chairman of Nabisco Group Holdings (food company). Mr. Goldstone is a director of Merck & Co., Inc. and Greenhill & Co., Inc.

JOIE A. GREGOR – Director since February 6, 2009

Ms. Gregor (59 years of age) served as assistant to the President for presidential personnel under President George W. Bush. Previously, Ms. Gregor served as Vice Chairman of Heidrick & Struggles International, Inc. (executive search firm) from 2002 until 2007. From 1993 until 2002 she served in a number of senior leadership roles with that firm, including President, North America, managing partner of the firm’s Global Board of Directors Practice and managing partner of the New York office.

RAJIVE JOHRI – Director since January 1, 2009

Mr. Johri (59 years of age) served as President and Director of First National Bank of Omaha (FNBO), from 2006 until 2009. From September 2005 to June 2006, he served as President of First National Credit Cards Center for FNBO. Prior to that, he served as an Executive Vice President for J.P. Morgan Chase Bank from 1999 until 2004.

W.G. JURGENSEN – Director since August 2, 2002

Mr. Jurgensen (58 years of age) served as Chief Executive Officer and a director of Nationwide Financial Insurance Services, Inc. (insurance) from 2000 to 2009. He also served as Chief Executive Officer and a director of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates. Mr. Jurgensen is a director of The Scotts Miracle-Gro Company.

RICHARD H. LENNY – Director since March 17, 2009

Mr. Lenny (57 years of age) served as Chairman, President and Chief Executive Officer of The Hershey Company (manufacturer of confectionery and snack products), from 2001 through 2007. Prior to joining

Hershey, Mr. Lenny was group vice president of Kraft Foods and President, Nabisco Biscuit and Snacks, following Kraft’s acquisition of Nabisco in 2000. He joined Nabisco in 1998 from the Pillsbury Company where he was president of Pillsbury, North America. Mr. Lenny is a director of McDonald’s Corporation and Discover Financial Services.

RUTH ANN MARSHALL – Director since May 23, 2007

Ms. Marshall (55 years of age) was President of the Americas, MasterCard International (payments industry) from October 1999 until her retirement in June 2006. She is a director of Global Payments Inc. and Pella Corporation.

GARY M. RODKIN – Director since October 1, 2005

Mr. Rodkin (57 years of age) has been our President and Chief Executive Officer since October 1, 2005. Previously, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing) from February 2003 to June 2005. He also served as President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002, and President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002. Mr. Rodkin is a director of Avon Products, Inc., the Grocery Manufacturers of America and Boys Town.

ANDREW J. SCHINDLER – Director since May 23, 2007

Mr. Schindler (65 years of age) served R. J. Reynolds Tobacco Holdings, Inc. (tobacco products) as Chairman and Chief Executive Officer from 1999 to 2004 and Reynolds American, Inc. (tobacco products) as Chairman from July 2004 until his retirement in December 2005. Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. He is a director of Krispy Kreme Doughnuts Inc. and Hanesbrands, Inc.

KENNETH E. STINSON – Director since December 12, 1996

Mr. Stinson (66 years of age) is Chairman of the Board of Peter Kiewit Sons’, Inc. (construction and mining). He served as Chief Executive Officer of Peter Kiewit Sons’, Inc. from 1998 until 2004. Mr. Stinson is a director of Kiewit Investment Fund LLLP, Valmont Industries, Inc. and McCarthy Group, L.L.C.

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Proposal # 2: Approval of the ConAgra Foods 2009 Stock Plan

General

We are asking stockholders to approve the ConAgra Foods 2009 Stock Plan, which we refer to as the 2009 Stock Plan. The Board of Directors approved the 2009 Stock Plan in July 2009, subject to stockholder approval. The Board approved the 2009 Stock Plan and recommends a vote in favor of its approval because of the critical role that stock incentives play in aligning manager and stockholder interests and advancing the Human Resources Committee’s pay for performance agenda. As discussed in the “Compensation Discussion & Analysis,” a significant portion of the compensation paid to our executive officers is in the form of stock-based awards, which ensures a pay for performance link. The Human Resources Committee (referred to in this Proposal #2 as the Committee) has also approved the issuance of stock-based awards to a broad array of managers throughout the company. Stock incentives can motivate superior performance by encouraging managers to make decisions that increase the value of the company, and thus their own wealth. Stock incentives also enable the company to attract and retain the services of a high-caliber management team.

As of July 31, 2009, only 2,414,715 shares of common stock remain available for grant under ConAgra Foods’ 2006 Stock Plan, which we refer to as the 2006 Plan. The 2009 Stock Plan authorizes the issuance of up to 29,500,000 additional shares of ConAgra Foods common stock. Any shares that have not been awarded under the 2006 Plan as of the time of approval of the 2009 Stock Plan, together with any shares that are cancelled, terminated or otherwise settled without the issuance of common stock under the 2006 Plan; the ConAgra Foods 1990 Stock Plan, which we refer to as the 1990 Plan; the ConAgra Foods 1995 Stock Plan, which we refer to as the 1995 Plan; and the ConAgra Foods 2000 Stock Plan, which we refer to as the 2000 Plan, will also be authorized for issuance under the 2009 Stock Plan. We refer to the 2000 Plan, together with the 1990 Plan, the 1995 Plan and the 2006 Plan, as the Predecessor Plans. Shares used to pay the exercise price of, or withholding taxes associated with, an award under the Predecessor Plans will not be made available for issuance as awards under the 2009 Stock Plan.

As of July 31, 2009, an aggregate of 39,474,721 shares of common stock could be issued upon the exercise of outstanding options under the Predecessor Plans. These options have a weighted average exercise price of $22.50 and a weighted average remaining term of 5.15 years. No stock appreciation rights, which we refer to as SARs, were outstanding. Further, as of July 31, 2009, an aggregate of 4,848,467 shares of common stock were could be issued under all Predecessor Plans for “full value” awards, that is, awards other than options or SARs.

If the 2009 Stock Plan is approved, ConAgra Foods will not issue any new awards under the 2006 Plan. The 1990 Plan, 1995 Plan and the 2000 Plan were terminated upon the approval of the 2006 Plan and accordingly, ConAgra Foods will not issue any new awards under the 1990 Plan, the 1995 Plan or the 2000 Plan.

Summary of the 2009 Stock Plan

Below is a summary of the principal features of the 2009 Stock Plan. The summary is qualified in its entirety by reference to the complete text of the 2009 Stock Plan, which is set forth in Annex A to this Proxy Statement.

Administration and Delegation. The Committee will administer the 2009 Stock Plan and its determinations will be binding on all participants. The Committee may delegate any or all of its powers to one or more of its members. The Committee may also delegate to any individual officer of the company the authority to designate recipients of awards and the number and type of awards granted, although the officer cannot use this authority to grant awards to executive officers, directors or him or herself. This delegation authority does not permit the grant of an award to any executive officer or other employee who is reasonably expected to be covered by Section 162(m) of the Internal Revenue Code, which we refer to as the Code, except by two or more directors who each meet the criteria of “outside director” under Section 162(m) of the Code.

Eligibility. The 2009 Stock Plan authorizes the Committee to make awards to employees of ConAgra Foods and its subsidiaries, and to non-employee directors of ConAgra Foods and consultants. The number of grantees will vary from year to year. During fiscal 2009, approximately 1,200 participants were granted awards under the 2006 Plan. Based on this, we expect that approximately 1,200 participants will annually receive awards under the 2009 Stock Plan. The number of options and other awards, if any, that an individual will be entitled to receive under the 2009 Stock Plan will be at the discretion of the Committee and therefore cannot be determined in advance.

Authorized Shares. The maximum number of shares of ConAgra Foods’ common stock, $5.00 par value, that may be issued under the 2009 Stock Plan is 29,500,000. Any shares that have not been issued and are not subject to outstanding awards under the 2006 Plan as of the time of approval of the 2009 Stock Plan, together with any shares that are cancelled, terminated or otherwise settled without the issuance of common stock under the Predecessor Plans, are also authorized for issuance under the 2009 Stock Plan. As of July 31, 2009, 2,414,715 shares of common stock had not been issued and were not subject to outstanding awards under the 2006 Plan. Shares used to pay the exercise price of, or withholding taxes associated with an award under the Predecessor Plans will not be made available for issuance as awards under the 2009 Stock Plan.

Any shares of common stock subject to an award that for any reason is cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the 2009 Stock Plan. However, shares (1) used to pay the exercise price of an award or to pay withholding taxes, and (2) shares not issued or delivered as a result of a net settlement of SARs are not again made available for awards under the 2009 Stock Plan.

Shares eligible for grant under the 2009 Stock Plan can be from authorized but unissued shares or treasury shares.

Limits on Grants. Under the 2009 Stock Plan, no single participant in any fiscal year may receive awards with respect to shares of common stock that amount to more than 15% of the aggregate number of shares of common stock authorized for the 2009 Stock Plan. A maximum of 50% of the shares of stock available under the 2009 Stock Plan may be issued as awards other than stock options or SARs. The number of shares of stock that may be issued as awards to non-employee directors under the 2009 Stock Plan in any fiscal year is 5% of the aggregate number of shares available under the 2009 Stock Plan.

Adjustments to Awards. The 2009 Stock Plan requires that if there is a stock dividend, stock split, recapitalization, merger, consolidation, combination, spinoff, distribution of assets to stockholders, exchange or other similar corporate transaction or event, appropriate adjustments must be made by the Committee in the number of shares available for future issuance under the 2009 Stock Plan, in the maximum number of shares available for grant to any individual under the 2009 Stock Plan, and in the number of shares, prices and dollar values (as applicable) of all awards outstanding before the event.

The exercise price of an outstanding stock option may not be reduced without stockholder approval except in the limited circumstances of (1) an adjustment stemming from a corporate transaction (as described in the immediately preceding paragraph), or (2) upon assumption of options previously issued by companies acquired by the company by merger or stock purchase.

Dividend Equivalents. No dividends or dividend equivalents may be paid on stock options or SARs under the 2009 Stock Plan. For restricted stock and other stock-based awards, the 2009 Stock Plan allows the Committee to provide, at its discretion and at the time of grant, for dividends or dividend equivalents to be paid (or accumulated and paid) to the participant.

Types of Awards Allowed Under the 2009 Stock Plan

Stock Options. The Committee may grant nonqualified options and options qualifying as incentive stock options. The option price of nonqualified stock options and incentive stock options will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options will be required to meet certain requirements of the Code and only participants who are employees will be eligible to receive incentive stock options.

The 2009 Stock Plan allows the Committee to determine the method or methods of payment to be allowed for the exercise of stock options. These methods may include payment in cash, withholding shares otherwise issuable on exercise of the option or by delivering other shares of common stock.

Stock options may not be granted under the 2009 Stock Plan in consideration for a participant’s delivery of ConAgra Foods stock as payment of the exercise price of or taxes due on any other stock option. In other words, no reload options are permitted.

The 2009 Stock Plan requires that the Committee fix the term of each option, but the term may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options can be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee intends to accelerate the exercisability of options only in special circumstances. Unless provided otherwise in the option agreement, all outstanding options under the 2009 Stock Plan will become immediately exercisable in the event of a change-in-control (as defined in the 2009 Stock Plan) of ConAgra Foods.

Stock Appreciation Rights. The 2009 Stock Plan authorizes the Committee to grant stock appreciation rights, which we refer to as SARs, which may be granted in conjunction with an option or separately from any option. Each SAR granted in tandem with an option can be exercised only to the extent that the corresponding option is exercised, and the SAR will terminate upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SARs granted separately from options can be granted on the terms and conditions established by the Committee.

SARs may be made exercisable in installments, and the exercisability of SARs may be accelerated by the Committee. The Committee intends to accelerate the exercisability of SARs only in special circumstances. However, the 2009 Stock Plan does not permit the term of a SAR to exceed ten years from the date of grant. The 2009 Stock Plan allows the Committee to determine the method or methods of payment to be allowed for the exercise of a SAR. Unless provided otherwise in the SAR agreement, all outstanding SARs become immediately exercisable in the event of a change-in-control (as defined in the 2009 Stock Plan) of ConAgra Foods.

Restricted Stock. The 2009 Stock Plan authorizes the Committee to grant awards of restricted stock, with such restrictions on vesting as the Committee may determine. Restrictions can relate to, among other things, continued employment with the company, or to ConAgra Foods’ financial performance.

The Committee has the right to accelerate the vesting of restricted stock awards and to waive any restrictions to vesting. The Committee intends to grant acceleration or waiver of restricted stock provisions only in special circumstances. Unless provided otherwise in the restricted stock agreement, all restrictions lapse in the event of a change-in-control (as defined in the 2009 Stock Plan) of ConAgra Foods.

Other Awards. The 2009 Stock Plan authorizes the Committee to grant awards to participants that are valued in whole or in part by reference to, or are otherwise based on the fair market value of ConAgra Foods’ common stock (which we refer to as “other stock-based awards”) on such terms as the Committee may determine. Such awards may include restricted stock units, or RSUs, which may be settled in ConAgra Foods’ common stock or otherwise, and performance share awards which are the subject of one or more performance goals. For awards that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, which we refer to as “qualified performance-based awards,” performance goals will be selected from the following criteria:

• Cash flow	• Net Sales
• Free cash flow	• Gross sales
• Operating cash flow	• Sales Volume
• Earnings	• Stock price
• Market share	• Total stockholder return
• Economic value added	• Dividend ratio
• Achievement of annual operating budget	• Price-to-earnings ratio
• Profits	• Expense targets

• Profit contribution margins	• Operating efficiency
• Profit before taxes	• Customer satisfaction metrics
• Profit after taxes	• Working capital targets
• Operating profit	• Achievement of R&D goals and/or development of products
• Return on assets	• Goals related to acquisitions or divestitures
• Return on investment	• Formation or dissolution of joint ventures
• Return on equity	• Corporate bond ratings
• Return on invested capital	• Debt to equity or leverage ratios
• Financial performance goals determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Section 162(m) of the Code.

Additional Limitations. A maximum of 5% of the shares of stock available under the 2009 Stock Plan may be issued as stock awards, restricted stock, RSUs, or performance shares having no minimum vesting period. Subject to the foregoing, and except in the case of a change-in-control (as defined in the 2009 Stock Plan) of ConAgra Foods, the death or disability of a participant, or a participant’s termination of employment, no award (other than a stock option or SAR) (1) that is based on performance goals shall be based on performance over a period of less than one year, or (2) that is conditioned on continued employment or the passage of time shall provide for vesting in less than three years from the grant date of the award, provided, however, that partial vesting pursuant to an award agreement may occur during each year of this three-year period.

Tax Withholding. The Committee may permit a participant to satisfy all withholding tax requirements through the delivery to ConAgra Foods of previously-acquired shares of common stock or by having shares otherwise issuable under the 2009 Stock Plan withheld by ConAgra Foods. Alternatively, participants must satisfy any tax withholding requirements by remitting cash or a check.

Other Information. Except as permitted by the Committee, awards under the 2009 Stock Plan are not transferable except by will or under the laws of descent and distribution.

The Board may terminate the 2009 Stock Plan at any time but such termination will not affect any award then outstanding. Unless terminated by action of the Board, the 2009 Stock Plan will continue in effect until September 25, 2019, but awards granted prior to that date will continue in effect until they expire in accordance with their original terms.

The Board may amend the 2009 Stock Plan as it deems advisable. Amendments that (1) materially modify the requirements for participation in the 2009 Stock Plan, (2) increase the number of shares of ConAgra Foods common stock subject to issuance under the 2009 Stock Plan, (3) change the minimum exercise price for stock options as provided in the 2009 Stock Plan, or (4) extend the term of the 2009 Stock Plan, must be submitted to stockholders for approval.

Compliance with Section 162(m) of the Code

Section 162(m) of the Code denies a deduction by a publicly held company for certain compensation in excess of $1 million per year paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers, generally other than the chief financial officer, who are employed as of the end of the year. Compensation realized with respect to stock options and SARs, including upon exercise of a SAR or a non-qualified stock option or upon a disqualifying disposition of an incentive stock option, as described in the next section entitled “Federal Income Tax Consequences”, will be excluded from this deduction limit if it satisfies certain requirements, including a requirement that the 2009 Stock Plan be approved by ConAgra Food’s stockholders. In addition, other awards under the 2009 Stock Plan may be excluded from this deduction limit if they are conditioned on the achievement of one or more performance goals that have been approved by the company’s stockholders. Approval of the 2009 Stock Plan by ConAgra Foods’ stockholders at the annual meeting will constitute approval of such performance goals.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of various awards under the 2009 Stock Plan.

With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such participant, or within two years from the date the option to acquire such shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an “item of adjustment” for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. If the holder of an incentive stock option disposes of the shares acquired upon exercise of the option within one year from the transfer of such shares to such participant, or within two years from the date the option to acquire such shares is granted, then for federal income tax purposes the participant will recognize ordinary income equal to the difference between the fair market value of the shares as of the date of exercise and the option price, or if less, the amount by which the value of the shares on the date of the sale or other disposition exceeds the option exercise price; any additional increase in the value of option shares after the exercise date will be taxed as capital gain. ConAgra Foods will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder if the holding period discussed above is met. If the shares are sold or disposed of before the expiration of the required holding period, ConAgra Foods will be allowed a tax deduction equal to the amount of ordinary income recognized by the participant.

With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. ConAgra Foods generally will receive an equivalent deduction at that time.

With respect to restricted stock awards and other stock awards, an amount equal to the fair market value of the ConAgra Foods shares distributed to the participant (in excess of any purchase price paid by the participant) will be includable in the participant’s gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Code (which we refer to as a forfeiture restriction). If a participant receives an award subject to a forfeiture restriction, the participant may elect to include in gross income the fair market value of the award. In the absence of such an election, the participant will include in gross income the fair market value of the award subject to a forfeiture restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. ConAgra Foods generally is entitled to a deduction at the time and in the amount that the income is included in the gross income of a participant.

With respect to performance shares and SARs, the amount of any cash (or the fair market value of any common stock) received will be subject to ordinary income tax in the year of receipt and ConAgra Foods generally will be entitled to a deduction for such amount.

The Board of Directors recommends a vote “FOR” Proposal # 2.

Equity Compensation Plan Information

The following table provides information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under existing equity compensation plans as of our most recent fiscal year-end, May 31, 2009.

Number of Securities
		Weighted-Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued Upon Exercise	Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants, and	(Excluding Securities
	Warrants, and Rights	Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)(2)	36,715,007	$23.33	12,122,138
Equity compensation plans not approved by security holders	—	—	—

Total	36,715,007	$23.33	12,122,138

(1)	This table does not include outstanding options for 1,806 shares at a weighted average exercise price of $14.4114 per share; these options were assumed in connection with an acquisition in fiscal 2001. No additional awards can be granted under the plan under which these options were originally issued.

(2)	Column (a) includes 1,351,000 shares that could be issued under performance shares outstanding at May 31, 2009. The performance shares are earned and common stock issued if pre-set financial objectives are met. Actual shares issued may be equal to, less than or greater than the number of outstanding performance shares included in column (a), depending on actual performance. Column (b) does not take these awards into account because they do not have an exercise price. Column (b) also excludes 2,382,860 RSUs and 587,850 deferral interests in deferred compensation plans that are included in column (a) but do not have an exercise price. The units vest and are payable in common stock after expiration of the time periods set forth in the related agreements. The interests in the deferred compensation plans are settled in common stock on the schedules selected by the participants.

As of July 31, 2009, an aggregate of 39,474,721 shares of common stock could be issued upon the exercise of outstanding options under existing equity compensation plans. These options have a weighted average exercise price of $22.50 and a weighted average remaining term of 5.15 years. No SARs were outstanding. Further, as of July 31, 2009, an aggregate of 4,848,467 shares of common stock could be issued under existing equity compensation plans for full value awards.

Proposal #3: Approval of the ConAgra Foods Executive Incentive Plan

General

We are asking stockholders to approve the ConAgra Foods Executive Incentive Plan, as amended and restated — 2009, which we refer to as the EIP. The Board of Directors approved the EIP in July 2009, subject to stockholder approval.

The EIP is necessary for the company to preserve the tax deductibility of cash incentive awards paid to executive officers under Section 162(m) of the Code. Section 162(m) limits the deductibility of compensation to the chief executive officer and the next three most highly compensated executive officers, generally other than the chief financial officer. However, the limit on deductibility does not apply to compensation defined in Section 162(m) as “performance-based compensation” (which we refer to as “qualified performance-based compensation”).

The Human Resources Committee (referred to in this Proposal #3 as the Committee), has developed an executive compensation program that includes a significant level of compensation based on the achievement of performance goals. However, for awards to constitute qualified performance-based compensation, stockholder approval of the following must occur at least every five years:

•	the classes of employees eligible to receive qualified performance-based compensation;

•	a description of the business criteria on which the performance goals can be based; and

•	the maximum amount of compensation that can be paid to an eligible employee for attainment of the performance goal(s).

The EIP, as approved by the Board of Directors, specifies these items. Stockholders last approved a similar plan five years ago, in 2004 (the 2004 Executive Incentive Plan, or the 2004 EIP). The material terms of the 2004 EIP, as amended and restated as the EIP, are submitted for stockholder approval at this meeting. If stockholders do not approve the EIP, the 2004 EIP will be cancelled and the Committee will need to reevaluate the compensation of employees who are eligible for the EIP. In addition, this would adversely affect ConAgra Foods’ ability to deduct compensation paid to our chief executive officer and the next three most highly compensated executive officers other than the chief financial officer.

The terms of the EIP are similar to the 2004 EIP, with material differences noted in the summary of the EIP below.

Summary of the EIP

Below is a summary of the principal features of the EIP. The summary is qualified in its entirety by reference to the complete text of the EIP set forth in Annex B to this Proxy Statement.

Administration of the EIP. The EIP will be administered by the Committee, which is composed entirely of directors who each meet the criteria of “outside director” under Section 162(m) of the Code, “non-employee director” under the rules of the SEC and “independent director” under the listing standards of the NYSE. The Committee will have the full power and authority to administer and interpret the EIP, which includes, among other things, selecting participants, approving pre-established objective performance goals for awards, and certifying the level to which each performance goal was attained prior to any payment under the EIP. Unlike the 2004 EIP, the EIP also permits the Committee to delegate its responsibilities under the EIP to individuals, including members of management, appointed by the Committee, provided that the Committee may not delegate with respect to a qualified performance-based award if doing so would cause such award to fail to qualify under Section 162(m) of the Code.

Eligibility. Executive officers, senior officers, and other employees performing similar duties for ConAgra Foods are eligible to receive awards under the EIP. The Committee will select the specific officers and employees who will participate in the EIP each performance period. Accordingly, no employee is guaranteed to be eligible to participate for any performance period and an employee who is selected by the

Committee for participation in one performance period may be excluded from participation in any subsequent performance period. The approximate number of participants in the 2004 EIP for fiscal 2009 was 25. We expect approximately the same number of participants will be annually eligible to participate in the EIP. The number of awards that an individual will be entitled to receive under the EIP will be at the discretion of the Committee and therefore cannot be determined in advance.

Performance Goals. Awards under the EIP can use performance goals based on an expanded list of business criteria versus the criteria included in the 2004 EIP. As described later under the heading “Compensation Discussion & Analysis,” the Committee has developed an executive compensation program that includes a significant level of compensation based on the achievement of performance goals. However, for purposes of the deductibility of compensation under Section 162(m) of the Code, performance goals under the EIP may be based on any one or more of the following business criteria:

• Cash flow	• Net sales
• Free cash flow	• Gross sales
• Operating cash flow	• Sales Volume
• Earnings	• Stock price
• Market share	• Total stockholder return
• Economic value added	• Dividend ratio
• Achievement of annual operating budget	• Price-to-earnings ratio
• Profits	• Expense targets
• Profit contribution margins	• Operating efficiency
• Profit before taxes	• Customer satisfaction metrics
• Profit after taxes	• Working capital targets
• Operating profit	• Achievement of R&D goals and/or development of products
• Return on assets	• Goals related to acquisitions or divestitures
• Return on investment	• Formation or dissolution of joint ventures
• Return on equity	• Corporate bond ratings
• Return on invested capital	• Debt to equity or leverage ratios
• Financial performance goals determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Section 162(m) of the Code.

The EIP provides that within 90 days after commencement of the performance period for an award (or, if shorter, before 25 percent of the performance period has elapsed), the Committee will establish:

•	the business criteria upon which awards will be based, as well as the related performance goals, which may vary by participant or by groups of participants. When setting the performance goal(s) for an award, the EIP authorizes the Committee to describe them in terms of objectives that are company-wide and/or related to a subsidiary, reporting segment or business unit. In addition, a performance goal may be stated on an absolute or relative basis, and earnings may be compared to capital, stockholders’ equity, shares outstanding, investments, assets or net assets;

•	the performance period over which performance is to be determined, which may be a fiscal year or a period that is shorter or longer than a fiscal year; and

•	the maximum compensation that may be paid in connection with the award upon the achievement of a specified performance goal during the performance period. Subject to the maximum compensation specified, the Committee may provide a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance.

The EIP authorizes the Committee to establish rules and procedures for cases where employment or eligibility begins after the start of a performance period, or ends before payment of an award.

Determining Achievement of Performance Goals. Qualified performance-based awards may be paid only after certification by the Committee that the specified performance goals established under the EIP were achieved. In general, in determining whether any performance goal has been satisfied, the Committee may exclude (i) any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and (ii) any other unusual or nonrecurring items or events, including but not limited to: (a) charges, costs or benefits or gains associated with: restructurings of ConAgra Foods; litigation or claim adjudication, judgments or settlements; mergers, acquisitions, or divestitures; and material changes in business, operations, corporate or capital structure; (b) foreign exchange or hedge-related gains and losses; (c) asset write-downs; (d) discontinued operations; and (e) the cumulative effects of accounting changes. However, in the case of qualified performance-based awards, these exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time performance goals are required to be established) which exclusions and adjustments the Committee will apply to determine whether a performance goal has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines that they may apply without adversely affecting the award’s status as a qualified performance-based award.

Negative Discretion. Notwithstanding the attainment of the specified performance goal or measures in an award, the Committee has the sole discretion, for each participant, to reduce some or all of an award that would otherwise be paid.

Payment of Awards. Awards will be payable following the completion of each performance period (unless deferred consistent with Section 409A of the Code). The shares underlying equity-based awards, including stock awards and options, will be issued out of the ConAgra Foods stock plan in existence at the time of payment.

Award Limitations. The maximum individual award permitted under the EIP in a fiscal year has increased from the 2004 EIP. Under the EIP, a single participant may not receive aggregate cash compensation under the EIP in any fiscal year of more than 1% of ConAgra Foods’ market capitalization as of the first day of the performance period. In the case of a performance period other than a 12-month fiscal year, the maximum award is an amount that bears the same ratio to 1% of ConAgra Foods’ market capitalization as of the first day of the performance period, as the length of the performance period bears to a 12-month fiscal year. Under the 2004 EIP, the maximum individual award permitted was capped at 0.1% of ConAgra Foods’ market capitalization as of the first day of the fiscal year.

The Board of Directors recommends a vote “FOR” Proposal # 3.

Proposal # 4: Ratification of the Appointment of Independent Auditor

The firm of KPMG LLP conducted the audits of our financial statements for fiscal years 2009 and 2008. The Audit Committee has re-appointed KPMG as the independent registered public accounting firm to conduct the fiscal 2010 audit of our financial statements and the Board of Directors requests that the stockholders ratify this appointment.

Representatives from KPMG are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

Fees billed to us by KPMG for services provided for fiscal years 2009 and 2008 were as follows:

	Fiscal 2009	Fiscal 2008

Audit Fees	$5,842,700	$7,028,000
Audit-Related Fees	7,000	1,221,500
Tax Fees	—	18,000
All Other Fees	5,250	5,250

Total Fees	$5,854,950	$8,272,750

Audit Fees consist of the audits of our fiscal years 2009 and 2008 annual financial statements and the review of our quarterly financial statements during fiscal years 2009 and 2008.

Audit-Related Fees in fiscal 2009 consist of other attestation services and in fiscal 2008 consist primarily of employee benefit plan audits and the audit of the financial statements of a business unit that was being sold.

Tax Fees in fiscal 2008 consist primarily of international tax compliance services.

All Other Fees in fiscal years 2009 and 2008 relate to a license for accounting research software.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and his pre-approvals are then communicated to the full Audit Committee at its next meeting.

The Audit Committee approved 100% of the services performed by KPMG relating to “audit-related fees,” “tax fees” and “all other fees” during fiscal years 2009 and 2008.

The Board of Directors recommends a vote “FOR” Proposal # 4.

Executive Compensation

The following Compensation Discussion & Analysis describes how the company’s Human Resources Committee, which we refer to in this “Executive Compensation” section as the Committee, and Board of Directors design the executive compensation program and set individual pay. The focus of the Compensation Discussion & Analysis is our fiscal 2009 compensation program for the individuals identified in our compensation tables. We refer to these individuals as our “named executive officers.” Fiscal 2009 began May 26, 2008 and ended May 31, 2009.

Compensation Discussion & Analysis

Executive Summary

The primary focus of the ConAgra Foods executive compensation program is to encourage and reward behavior that promotes sustainable growth in stockholder value through attainment of annual and long-term goals. This focus is intended to limit speculative rewards for short-term results.

Fiscal 2009 was Chief Executive Officer Gary Rodkin’s third full fiscal year with the company. Under Mr. Rodkin’s direction, senior management has been focused on transforming ConAgra Foods into one integrated operating company delivering sustainable, profitable growth. Late in fiscal 2006, Mr. Rodkin and his senior management team shared with investors a three-year strategic plan for moving the company through that transformation. The strategic plan for fiscal years 2007 to 2009 was centered on changing the company’s culture, divesting non-core businesses, developing a “fewer, bigger, better” approach to innovation, developing more effective marketing, improving in-store execution, and achieving significant cost savings, primarily through supply chain improvements. The company believed that successful execution of the plan would create stockholder value by growing metrics including earnings before interest and taxes and return on average invested capital. As such, the Committee concurrently redesigned the company’s long-term incentive plan to provide financial rewards if growth in these metrics was achieved.

In each of fiscal years 2007, 2008 and 2009, the company’s long-term strategic plan was considered when designing the annual operating plan. The fiscal 2009 operating plan focused on delivering our “fewer, bigger, better” promise, particularly in the Consumer Foods business, continuing the operating excellence in our Commercial Foods business, and completing the divestiture of the non-core Trading and Merchandising reporting segment and effectively redeploying the sale proceeds. The Committee designed an annual incentive plan to provide financial rewards if management achieved the profit targets associated with the operating plan initiatives. As fiscal 2009 progressed, input cost inflation exceeded expectations and the outlook dimmed for the broader economy. The company lowered its profit forecast as a result. However, the Committee did not adjust the performance targets in the annual incentive plan.

Over the last three fiscal years, the company has accomplished many of the goals outlined in its fiscal 2007 to 2009 strategic plan, including:

•	Established a new cultural focus, based around our operating principles of simplicity, accountability and collaboration, that is creating better execution by a more engaged team;

•	Divested approximately $3.2 billion of net assets, including those of the Trading and Merchandising business and businesses with little competitive advantage while simultaneously investing approximately $320 million (exclusive of assumed liabilities) to acquire businesses more closely aligned with our long-term goals;

•	Delivered winning innovation and world-class marketing;

•	“Rewired” business processes to enable faster and more informed business decisions, including through 23 successful implementations of SAP at company locations;

•	Attacked our cost structure and overhead costs to generate significant dollars for reinvestment in the business; and

•	Repurchased $1.7 billion of our common stock and reduced our outstanding indebtedness by a net of approximately $127 million, all while maintaining a healthy dividend yield for stockholders.

Although we met many of the goals of our fiscal 2009 annual operating plan, it was a year with varied performance. Our Consumer Foods segment underperformed in the first half of the year, in large part due to unplanned input cost inflation. However, by the third quarter, the segment had achieved year-over-year growth in operating profit and fourth quarter performance was even stronger. This second-half growth was due in large part to the introduction of many on-trend new products, strong marketing, a transformation of major brands in our frozen foods business, and an intense focus on business fundamentals. Although its first-half performance prevented the Consumer Foods segment from achieving its original fiscal 2009 profit targets, the segment’s second-half performance created significant momentum for the company as it began fiscal 2010.

Our Commercial Foods segment experienced increasing external challenges as fiscal 2009 progressed. The segment’s key customers are restaurants and other foodservice operators−businesses that were impacted significantly by the weakened economy. However, a strong full-year performance by the segment’s flour milling business, together with a focus on efficiencies, product mix and pricing throughout the segment, led Commercial Foods to overachieve its sales and profit goals for the year.

It was within this context that the Committee analyzed compensation programs for fiscal 2009 and authorized the payouts under our fiscal 2007 to 2009 long-term incentive plan and fiscal 2009 annual incentive plan discussed later in this Compensation Discussion & Analysis.

What are the Objectives of ConAgra Foods’ Compensation Program?

Our executive compensation program is designed to support four objectives:

•	Rewarding performance and aligning with stockholders. . . to inspire and reward behavior that promotes sustainable growth in stockholder value. Pay-for-performance is a central tenet of the program, with the intent that the program not incent executives to take unnecessary and excessive risks that threaten the health and viability of the company.

•	Competing for talent with programs that are reasonably competitive versus the external market. . . because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

•	Creating internal pay equity. . . recognizing that individual pay will reflect differences in performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

•	Promoting and rewarding long-term commitment. . . and longevity of career with ConAgra Foods.

How is the Executive Compensation Program Designed and Approved?

The Committee considers a variety of factors when designing the compensation program and setting pay, including:

•	company and individual performance, and our expectations for these factors;

•	external and internal pay comparisons;

•	an individual’s pay history;

•	the general business environment in which the compensation decision is being made;

•	practices and developments in compensation design; and

•	the potential complexity of a program, preferring programs that are easily administered and transparent to stockholders.

The Committee relies on the expertise of an independent compensation consultant, Towers Perrin, to assist it in obtaining and reviewing information relevant to these factors. The independence and performance of the consultant are of the utmost importance to the Committee. As a result, the Committee maintains a policy that prevents management from directly engaging Towers Perrin for significant projects without the prior approval of the Committee Chair. Also, the Committee reviews the types of services provided by Towers Perrin, and all fees paid for those services on a regular basis, and conducts a formal evaluation of the consultant annually. For fiscal 2009, fees paid to Towers Perrin for all work related to ConAgra Foods (directly for the Committee and other services) totaled less than $550,000.

As mentioned above, the Committee considers external pay comparisons when setting pay. The Committee does not set our named executive officers’ total compensation at any specific percentile of an external peer group’s compensation levels but does find external pay data informative. Specifically, the Committee reviews general industry data, a customized survey of the food and consumer products industry, and a survey of a “peer group” of consumer product companies. Towers Perrin provides the Committee with this market information and assists the Committee in understanding the competitive market for the company’s executive positions.

The composition of the “peer group” is reviewed annually. Towers Perrin assists the Committee by compiling a list of consumer product companies (with an emphasis on food and beverage companies) with revenues comparable to ConAgra Foods and with whom we compete for talent. The Committee works with Towers Perrin to ensure that the peer group is large enough to withstand unanticipated changes in the included companies’ structure or compensation programs. Shortly before the start of the fiscal year, the Committee approved the following peer group composition for fiscal 2009:

Anheuser-Busch Companies, Inc.*	Campbell Soup Company	Clorox Company
The Coca-Cola Company	Colgate-Palmolive Company	Dean Foods Company
General Mills, Inc.	H.J. Heinz Company	The Hershey Company
Hormel Foods Corporation	Kellogg Company	Kimberly-Clark Corporation
Kraft Foods Inc.	McCormick & Company, Inc.	Molson Coors Brewing Company
PepsiCo, Inc.	Sara Lee Corporation	WM. Wrigley Jr. Company*

*	Each of these companies was removed from the fiscal 2010 peer group as a result of being acquired.

The Committee prefers to keep the peer group consistent from year to year. The fiscal 2008 and 2009 peer groups were identical. The median revenue of the peer group listed above is similar to ours. We use regression analysis to adjust the compensation data for differences in company revenues.

Considering the extent to which the company and our executive officers perform against expectations is also a critical component of the pay process. We discuss the link between company financial performance and our incentive compensation plans later in this Compensation Discussion & Analysis. Mr. Rodkin contributes to compensation decisions by providing the Committee with his views on the appropriate company goals to use in incentive plans. At the end of an incentive plan’s performance period, he contributes by offering the Committee his views of the company’s actual performance. In fiscal 2009, the Committee used his input when determining the extent of discretion to apply to the annual incentive plan’s funding level.

With respect to individual performance, the Committee relies on regular performance evaluations. The full Board participates in a formal evaluation of Mr. Rodkin’s performance each year. As a part of this process, Mr. Rodkin provides the Board with a self-assessment. For the other named executive officers, none of whom reports directly to the Board, Mr. Rodkin shares his assessment of their performance against individual objectives. As part of this assessment, Mr. Rodkin provides his view on the level of salary and incentive compensation that the Committee should consider awarding to the other named executive officers. Neither Mr. Rodkin nor any other individual named executive officer plays a direct role in his or her own compensation determination.

As the economy deteriorated during fiscal 2009 and the company reviewed whether reductions in compensation or benefit programs would be needed to offset, in part, the related impacts, Mr. Rodkin asked the Committee to freeze his and his senior management team’s salaries for fiscal 2010, in part in order to allow for modest growth in wages and salaries for the rest of the company’s employees. The Committee agreed to this freeze.

The remainder of this Compensation Discussion & Analysis focuses primarily on fiscal 2009 compensation decisions, but we do address significant changes to programs and pay levels for fiscal 2010 in the various sections. Our senior Human Resources officers and our compensation and benefits department work closely with the Committee to implement and administer the approved programs and support the Committee in communications with Towers Perrin.

What Were the Key Elements of the Fiscal 2009 Compensation Program?

The fiscal 2009 pay packages for our named executive officers consisted of salary, short and long-term incentive opportunities and other benefits discussed below. The Committee determined the mix of salary and at-risk pay (targeted short-term incentive levels as a percentage of salary, option grants and targeted performance shares) based primarily on its review of the executive’s position within the company, internal pay equity, and market data provided by Towers Perrin. The Committee believes that using a mix of compensation types (for example, salary, cash incentives, and equity) and performance periods (for example, one-year and three-year periods) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue unsustainable results.

By design, targeted at-risk pay for the named executive officers for fiscal 2009 was a significant percentage, more than 75% of the total opportunity. This is shown in the charts below. The Committee’s general policy is to provide the greatest percentage of this at-risk pay opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes this emphasis is the best method of aligning management interests with those of our stockholders.

FY09 Senior Officer Compensation Mix (At Target)	FY09 CEO Compensation Mix (At Target)

At Risk Compensation: 77%	At Risk Compensation: 87%

For fiscal 2009, consistent with previous years and based on the factors described above, Mr. Rodkin’s annual incentive opportunity (which we refer to and discuss below as the Management Incentive Plan or MIP) and long-term incentives (comprised of performance shares and an option award) were larger than the other named executive officers. The Committee took into account Mr. Rodkin’s leadership, value to the company and accountability for the performance of the entire organization. The Committee also reviewed market data related to Mr. Rodkin’s compensation, as a whole and for each component, and found them reasonable versus the peer group. The Committee believes that within the company, Mr. Rodkin should have the highest ratio of at-risk pay to salary and largest aggregate compensation opportunity.

With respect to the other named executive officers, for fiscal 2009, the Committee reviewed each person’s scope of responsibility, skills and experience, the strategic plan for each person’s position, the long-term potential of the individual in the position, retention factors, and relevant market data. The Committee also considered internal pay equity. This analysis resulted in some differences in the incentive opportunities awarded under the MIP and performance share plan for these executives, and differences in option grant sizes based on the individual factors reviewed. However, the total compensation opportunity for each of these named executive officers reflects a similar mix of at-risk pay and salary.

At the start of fiscal 2009, when the Committee made its fiscal 2009 compensation decisions for the named executive officers, it examined the value of each element of the fiscal 2009 program individually and collectively, coming to a “Total Compensation” opportunity for each named executive officer. However, the Committee’s process uses a computational approach that differs from that required to compile the “Total” column in the Summary Compensation Table. Most notably, the Summary Compensation Table’s “Total” column includes the expense recognized by the company for financial statement reporting purposes with respect to stock options, performance shares and other equity awards granted in the indicated years and in prior years. The Committee made its fiscal 2009 decisions regarding the appropriateness of a named executive officer’s “Total Compensation” opportunity by reviewing the full grant date fair value, determined in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), of proposed stock option, performance share and other equity awards for only fiscal 2009. The Committee used the full grant date fair value because it provided the Committee with a total compensation view that was comparable to the market data provided and better enabled an analysis of internal equity. This is consistent with prior years’ practice.

The following is a more detailed analysis of each element of the fiscal 2009 compensation program for our named executive officers.

Salaries. The Committee determines salary by analyzing a position’s strategic importance to the company, recruitment and retention pressures, the executive’s contribution to the company and the market data supplied by Towers Perrin. The Committee does not automatically set salary as a percentile versus the peer group or other market data. Salary levels depend foremost on individual experience and performance, company priorities, internal equity and overall reasonableness versus the market.

In its implementation of these principles, the Committee chose not to provide salary increases for Messrs. Rodkin, Messel, Perez or Sharpe for fiscal 2009. Mr. Rodkin is party to an employment agreement that provides for a minimum annual salary of $1,000,000 per year and Mr. Sharpe is party to an employment agreement that provides for a minimum annual salary of $675,000. The Committee believed that these respective amounts remained appropriate.

On January 16, 2009, the Board appointed Andre J. Hawaux (our former Chief Financial Officer) to the position of President, Consumer Foods, giving him responsibility for leading the businesses comprising the company’s Consumer Foods reporting segment. Mr. Hawaux also has responsibility for our information technology function. Mr. Hawaux’s salary was increased from $525,000 to $600,000 with this significant change in his responsibilities.

Also on January 16, 2009, the Board promoted John F. Gehring (our former Corporate Controller) to the position of Executive Vice President and Chief Financial Officer. In connection with Mr. Gehring’s promotion, his salary was increased from $400,000 to $450,000, reflecting the increase in his responsibilities.

As discussed above, the Committee honored the request to freeze senior management’s salaries for fiscal 2010.

Incentive Programs. The Committee aligned management compensation with company performance through a mix of annual and long-term incentive programs during fiscal 2009. Financial targets disclosed in this section are done so in the limited context of these incentive plans and they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Short-Term Incentive Plan. The fiscal 2009 MIP provided a cash incentive opportunity to about 2,000 employees, including the named executive officers, based on:

•	our fiscal 2009 performance against pre-established financial goals for company-wide profit before tax, or PBT;

•	the method in which the company delivered its PBT performance; and

•	each participant’s performance against his or her individual objectives.

The application of each of these considerations to the fiscal 2009 awards earned by the named executive officers follows.

First Consideration: Were Pre-Established Performance Goals Met? The Committee designed the fiscal 2009 MIP to reward achievement of company-wide PBT goals. At the start of fiscal 2009, the Committee authorized threshold, target and maximum PBT goals, and correlated senior management incentive opportunities with those levels of PBT. The Committee has discretion to exclude items impacting comparability from company-wide PBT goals pursuant to the terms of the plan. The PBT goals for the fiscal 2009 MIP were:

Threshold PBT for Fiscal 2009 MIP:	$1,022 million

Target PBT for Fiscal 2009 MIP:	$1,136 million

Maximum PBT for Fiscal 2009 MIP:	$1,212 million

The threshold and target levels of PBT approved by the Committee were selected purposefully to align with the early fiscal 2009 guidance given to our investors of diluted earnings per share from continuing operations of $1.56 to $1.59, excluding items impacting comparability. In line with its pay for performance philosophy, the Committee did not revise the plan’s PBT goals when, at the end of the first quarter of fiscal 2009, management determined that the company was unlikely to achieve targeted levels of PBT. The Committee understood that if the company’s fiscal 2009 PBT fell below the threshold level of company-wide PBT for the full year, no short-term incentives would have been authorized for payment to the named executive officers.

The following table shows the ranges of authorized payments for the named executive officers at the various levels of PBT approved for the fiscal 2009 MIP. The Committee authorized a range of payout options at each level of PBT to maximize its flexibility to determine awards while still preserving the tax deductibility of these awards. The named executive officers were made aware that absent extraordinary performance, the Committee authorized these ranges with the intent of making payouts that were adjusted downward toward the low-end of each range. As a result, the Committee believes that no incentive is guaranteed, each named executive officer’s targeted MIP opportunity is a reference to the low-end of the range identified in column (2) of the following table, and each executive officer’s maximum MIP opportunity is a reference to the high-end of the range identified in column (3) of the following table.

Authorized MIP Payout Range With Achievement of:

Column (1)
At Least Threshold
	PBT Performance, But	Column (2)
	Less Than Target	At Least Target PBT	Column (3)
	Performance	Performance, But Less Than	At Least Maximum PBT
	PBT Range: $1,022	Maximum Performance	Performance
	million to $1,135	PBT Range: $1,136 million to	PBT Range: At or
	million	$1,211 million	above $1,212 million

Gary M. Rodkin (a)	$0 to $2 million (0% to 200% of salary)	$2 to $4 million (200% to 400% of salary)	Up to $4 million (No more than 400% of salary)

John F. Gehring (b)	$0 to $366.6 thousand (0% to 100% of salary)	$366.6 to $733.2 thousand (100% to 200% of salary)	Up to $960.0 thousand (No more than 300% of salary)

Andre J. Hawaux (c)	$0 to $600 thousand (0% to 100% of salary)	$600 thousand to $1.2 million (100% to 200% of salary)	Up to $1.8 million (No more than 300% of salary)

Scott Messel	$0 to $242.9 thousand (0% to 70% of salary)	$242.9 to $485.8 thousand (70% to 140% of salary)	Up to $728.7 thousand (No more than 210% of salary)

Peter M. Perez	$0 to $344 thousand (0% to 80% of salary)	$344 to $688 thousand (80% to 160% of salary)	Up to $1.032 million (No more than 240% of salary)

Robert F. Sharpe, Jr. (d)	$0 to $675 thousand (0% to 100% of salary)	$675 thousand to $1.35 million (100% to 200% of salary)	Up to $2.025 million (No more than 300% of salary)

(a)	Mr. Rodkin’s employment agreement leaves his MIP opportunity uncapped, but in July 2008, he agreed to a 400% target cap for fiscal 2009. His agreement does not contain a guaranteed MIP payment.

(b)	In connection with Mr. Gehring’s promotion to Chief Financial Officer in January 2009, the Committee increased his salary and MIP opportunity (but not above the pre-specified high-end of the MIP range if maximum PBT performance had been achieved). The salary and MIP opportunity reflected above have been prorated to reflect an annualized salary and MIP opportunity.

(c)	In connection with Mr. Hawaux’s promotion to President, Consumer Foods, his salary was increased. The Committee authorized use of his new salary for the full year in the calculation of his MIP opportunity (but not above the pre-specified high-end of the MIP range if maximum PBT performance had been achieved).

(d)	Mr. Sharpe is party to an employment agreement with the company that provides for a target MIP opportunity of not less than 100% of salary. No payout is guaranteed.

The fiscal 2009 MIP defined PBT as the company’s income tax expense plus its net income from continuing operations before cumulative effect of changes in accounting. In order to incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains from having too great an impact on plan payouts, the terms of the plan allowed PBT to be adjusted for specific restructuring or unusual items that occurred during the year. For fiscal 2009, the

Committee approved adjustments to eliminate the impact of expenses incurred in connection with a debt refinancing transaction, a litigation related charge, restructuring costs and a gain on the sale of a small business.

The company achieved fiscal 2009 PBT of $1,048.8 million, which was above threshold but less than targeted performance. Payouts up to the high-end of the levels indicated in column (1) of the above table were thus permitted, but, as discussed below, not ultimately approved.

Second Consideration: How was the Business Plan Delivered? Once the PBT review was complete, the Committee considered the manner in which management executed the operating plan during the year. The fiscal 2009 MIP gave the Committee discretion to reduce executive officer payouts based on this assessment.

Mr. Rodkin provided his views to the Committee during this process. Mr. Rodkin recognized that the company did not achieve the company-wide PBT target set at the start of the fiscal year, and communicated his strong belief that pay levels should be commensurate with performance. Mr. Rodkin advised the Committee of his belief that while many of the company’s businesses faced challenges at times during the year, the company’s ConAgra Mills business (which is a part of the Commercial Foods segment) excelled consistently. He also discussed his views of the importance to the long-term success of the company of building momentum in the Consumer Foods business and its impressive second half results, as well as of the Commercial Foods business’ ability to navigate the difficult economic environment. Mr. Rodkin advised the Committee that each of these factors contributed to the company’s ability to achieve its revised profit targets for the year.

The Committee concurred with Mr. Rodkin’s assessment of the company’s business performance during the year, and agreed with him that payouts at levels less than those permitted by the PBT formula were appropriate.

Third Consideration: How Did Each Named Executive Officer Perform? The Committee’s final consideration in determining each named executive officer’s fiscal 2009 MIP payout was an assessment of the executive’s individual performance. Mr. Rodkin’s input on the individual contribution of each other named executive officer in fiscal 2009 assisted the Committee in approving specific MIP payouts for these individuals. The full Board’s performance evaluation of Mr. Rodkin was used in determining his payout.

After considering the individual performance of each named executive officer (discussed below), the Committee approved MIP payouts to the named executive officers ranging from 55% to 67% of the dollar amounts allowed. The Committee believes that the MIP awards paid to the named executive officers for fiscal 2009 are consistent with the level of accomplishment by the company and the named individuals.

	Maximum MIP Award Authorized
Named	For Performance Between	Actual MIP Payout
Executive Officer	Threshold and Target	($)

Gary M. Rodkin	$2,000,000	$1,100,000
John F. Gehring	$366,600	$220,000
Andre J. Hawaux	$600,000	$390,000
Scott Messel	$242,900	$160,300
Peter M. Perez	$344,000	$200,000
Robert F. Sharpe, Jr.	$675,000	$450,000

Long-Term Incentive Plan. Working closely with Towers Perrin, the Committee redesigned our long-term incentive plan for senior officers in fiscal 2007. In each year of the program to date (2007, 2008 and 2009), the plan has included an award of stock options and an award of performance shares that are settled in shares of common stock and that are focused on results over the ensuing three-year performance period (in other words, the fiscal 2007 to 2009 performance period, the fiscal 2008 to 2010 performance period and the fiscal 2009 to 2011 performance period). The performance shares reward the improvement over the three-year performance period in metrics likely to have a significant impact on enterprise value: growth in earnings from continuing operations before interest and taxes, or EBIT, and performance against return on average invested capital goals, or ROAIC. These metrics are calculated as follows:

•	We calculate EBIT by adding net interest expense and income tax expense to income from continuing operations. Similar to the MIP, adjustments may be made for unusual items.

•	We calculate ROAIC by adding net interest expense to income from continuing operations. We divide this sum by average invested capital. Average invested capital is the twelve-month rolling average of total assets less cash and cash equivalents and non-interest bearing liabilities (in other words, we exclude significant interest-bearing assets and liabilities, along with their income statement impact, from the calculation). Adjustments may be made to these calculations for unusual items.

The program also rewards stock price appreciation directly through the granting of stock options. The ultimate value of earned performance shares, which are paid in stock, is also impacted directly by stock price.

The Committee firmly believes in aligning our senior officers’ interests with those of our stockholders. The significant extent to which equity is included in both the executive pay program overall and this program in particular evidences this belief. We describe each component of the plan below.

Stock Options. The use of stock options directly aligns the interests of the named executive officers with those of our stockholders. The options granted in July 2008 to our named executive officers for fiscal 2009 have a seven-year term, an exercise price at the company’s closing market price on the date of grant ($21.26), and vested 40% on the first anniversary of the grant date. The remaining portion of the stock option award vests in equal installments on the second and third anniversaries of the grant date, subject to the executive’s continued employment with the company. As noted in the table below, Messrs. Gehring and Hawaux received incremental stock option grants in January 2009 in connection with their promotions. The accounting expense associated with the stock options awarded to our named executive officers for fiscal 2009 is included in the “Option Awards” column of the Summary Compensation Table. The number of options granted to each named executive officer under the fiscal 2009 option program is as follows:

Named	Stock Options
Executive Officer	Granted For Fiscal 2009 Program

Gary M. Rodkin	500,000
John F. Gehring(1)	120,000
Andre J. Hawaux(1)	260,000
Scott Messel	60,000
Peter M. Perez	120,000
Robert F. Sharpe, Jr.	180,000

1.	Includes 40,000 stock options granted to Mr. Gehring and 100,000 stock options granted to Mr. Hawaux, in each case in connection with their January 2009 promotions. The incremental awards were granted January 16, 2009, have a seven-year term, and an exercise price equal to the closing market price of the company’s common stock on the date of grant ($16.99). Mr. Gehring’s incremental award vests 40% on January 16, 2010, 30% on January 16, 2011 and 30% on January 16, 2012. Mr. Hawaux’s incremental award cliff-vests (100%) on January 16, 2012.

Performance Shares. Performance shares represent the award of an opportunity to earn a set number of shares of our common stock if we achieve pre-set, three-year performance goals. For the three performance periods in effect during fiscal 2009, the targeted number of shares for each named executive officer was as set forth in the table that follows.

	Performance Shares	Performance Shares	Performance Shares
Named	Granted for Fiscal	Granted for Fiscal	Granted for Fiscal
Executive Officer	2009 to 2011 Program	2008 to 2010 Program	2007 to 2009 Program(2)

Gary M. Rodkin	100,000	100,000	300,000
John F. Gehring (1)	29,000	16,000	48,000
Andre J. Hawaux	32,000	32,000	80,000
Scott Messel	12,000	12,000	36,000
Peter M. Perez	24,000	24,000	72,000
Robert F. Sharpe, Jr.	32,000	32,000	96,000

1.	In July 2008, Mr. Gehring was granted 16,000 performance shares for the fiscal 2009 to 2011 program. In connection with his January 2009 promotion, the Committee granted him an additional 13,000 performance shares for that cycle of the program.

2.	For a discussion of grant sizes in the fiscal 2007 to 2009 program versus those in the fiscal 2008 to 2010 and fiscal 2009 to 2011 programs, see the “— Award Value” discussion below. Prior to the end of fiscal 2009, two-thirds of these performance shares were earned and distributed in shares of common stock to all named executive officers other than Mr. Hawaux in settlement of interim opportunities (see the “— Interim Opportunity” discussion below). Mr. Hawaux had earned and received one-half of these performance shares prior to the end of fiscal 2009 (see the “— Interim Opportunity” discussion below). After the end of fiscal 2009, the remaining one-third, or one-half in the case of Mr. Hawaux, of these performance shares, plus the shares earned for over-performance against plan targets for all three years, were earned and distributed.

The accounting expense associated with these performance share awards is included in the “Stock Awards” column of the Summary Compensation Table. More specific information about the performance shares follows.

Award Value. For the first three cycles of the long-term program, the Committee has awarded each named executive officer the targeted number of performance shares shown in the table above. The number of performance shares granted under the fiscal 2007 to 2009 program is greater than that provided under the other outstanding cycles (by a factor of approximately three) because it was the first cycle of the new program. The Committee viewed a larger grant as appropriate for the first year to provide an effective transition from prior programs and serve as a retention tool. In each of fiscal years 2008 and 2009, the award sizes, by named executive officer, have been approximately flat (excluding the impact of promotions). In lieu of determining performance share grant sizes using a targeted dollar value, and then dividing that value by our stock price on the date of grant, the Committee uses a fixed share approach. For fiscal 2009, this meant that notwithstanding a lower stock price at the time of grant as compared to fiscal 2008 (a closing market price of $21.26 per share in July 2008 vs. a closing market price of $26.80 per share in July 2007), the named executive officers received approximately the same number of targeted performance shares. The Committee believed that this approach was appropriate because the executives should earn their way into higher levels of compensation by achieving the company’s long-term plan and creating stockholder value.

The actual number of shares of common stock that will be issued for each performance share cycle is determined based on a combination of growth in EBIT and performance against targets for ROAIC. The Committee selected these financial metrics because it believes they have a positive impact on stockholder value. The performance targets for the three cycles are set forth in the following table. Results at the target level will result in a payout of 100% of the total number of shares (as specified in the table above) in our common stock.

	3-Year Compound	3-Year Average ROAIC
	EBIT Growth Target	Target

Fiscal 2007 to 2009 cycle	6%	10.5%
Fiscal 2008 to 2010 cycle	6%	11.6%
Fiscal 2009 to 2011 cycle	14%	10.6%

Because these EBIT targets are focused on growth over the relevant performance period, the baseline level of EBIT from which performance is expected to grow impacts the target. A low baseline for the fiscal 2009 to 2011 cycle (due to weaker than planned performance in our Consumer Foods business in fiscal 2008) is the reason for the 14% EBIT growth target in that cycle. The high growth target versus prior periods is not an indication of a significant change in the company’s long-term performance goals.

In each program cycle, lower levels of combined EBIT growth and ROAIC are rewarded at significantly less than a full payout on the granted performance shares. There is no guaranteed payout in any cycle of the program. In each case, the maximum number of shares that may be earned under the plan is 300% of the original grant.

When the Committee adopted the performance share program, it included the ability to adjust EBIT and ROAIC for restructuring and unusual items as appropriate. In May 2008, the Committee considered the impact on the fiscal 2007 to 2009 cycle and fiscal 2008 to 2010 cycle of the performance share program from the then-pending sale of the company’s Trading and Merchandising reporting segment. Consistent with the pre-specified authority for adjustments, the Committee sought to minimize an unintended adverse consequence for participants due to the loss of EBIT from the Trading and Merchandising business. Accordingly, the Committee authorized continued inclusion of the fiscal 2008 earnings from the business in the EBIT calculation for the two cycles, notwithstanding that the segment’s results were moved to discontinued operations in connection with the sale. However, no adjustment was made to the EBIT calculation for either cycle to compensate for the impact on our fiscal 2009 EBIT from the sale of the business. As a result of the sale, for fiscal 2009, both income from operations and the gain from the sale (both recorded in discontinued operations) of the Trading and Merchandising reporting segment were excluded from EBIT, resulting in an adverse impact on EBIT growth. As contemplated in the pre-specified formula, the Committee reduced the denominator in the ROAIC calculation by the amount of the net proceeds from the sale. The authorization covered the calculation of fiscal 2008 and 2009 ROAIC under the fiscal 2007 to 2009 cycle, and the calculation of fiscal 2008, 2009 and 2010 ROAIC under the fiscal 2008 to 2010 cycle.

Interim Opportunity. The primary goal of the fiscal 2007 redesign of the long-term incentive program was better alignment of the program with the company’s strategic direction. However, as a secondary matter, for the first three-year cycle only, the Committee felt that retention was critically important and therefore approved an interim payout feature in the fiscal 2007 to 2009 performance share grant.

Under the interim payout feature, participants other than Mr. Hawaux received a payout following each of fiscal years 2007 and 2008 in the amount of one-third of the initial target value of the award (in other words, one-third of the total performance share grant for the fiscal 2007 to 2009 program shown in the table on page 35) plus the share equivalent of accumulated dividends. Mr. Hawaux joined the company after the start of fiscal 2007 and, although the Committee authorized his participation in the program, he was excluded from the first interim payout. Instead, he was given the opportunity to earn, and did earn, a distribution of one-half of his initial grant based on cumulative fiscal 2007 and 2008 results, plus the share equivalent of accumulated dividends. The Committee had established interim growth targets at the beginning of the three-year cycle that were required for the interim payouts to occur. As disclosed in prior years’ proxy statements, the company achieved its interim targets for fiscal years 2007 and 2008.

Neither the fiscal 2008 to 2010 program (approved by the Committee in July 2007) nor the fiscal 2009 to 2011 program (approved by the Committee in July 2008) contains an interim payout feature. Awards under these programs, if earned, will be paid in shares of stock subsequent to the end of fiscal years 2010 and 2011, respectively.

Fiscal 2007-2009 Performance. At the end of fiscal 2009, the first cycle of the long-term program concluded. The company delivered a combined level of three-year compound EBIT growth and three-year average ROAIC over the fiscal 2007 to 2009 performance period (after adjustments) that mathematically equated to a funding level of approximately 162% of target. The Committee reduced this amount to 160% of target for ease of plan administration. This funding level was achieved through the delivery of three-year compound EBIT growth of 1.74%, and a three-year average ROAIC of 12.85%. EBIT growth was below targeted levels, due in part to the inclusion of EBIT from the Trading and Merchandising business for fiscal years 2006 (the baseline), 2007 and 2008, but not for fiscal 2009, as discussed above. The ROAIC performance reflected above-target results for the performance period.

EBIT growth and average ROAIC for the fiscal 2007 to 2009 cycle were calculated taking into account the divestiture-related adjustments discussed above. The Committee also authorized several less significant adjustments to fiscal 2009 EBIT to eliminate the impact of unusual items, specifically, expenses incurred in connection with a debt refinancing transaction, a litigation related charge and restructuring costs.

The following numbers of shares of common stock were issued to the named executive officers following fiscal 2009 to complete the payout of the performance shares earned for the fiscal 2007 to 2009 cycle: for Mr. Rodkin, 311,110 shares (resulting in a total of 520,148 shares over the entire performance period); for Mr. Gehring, 49,777 shares (resulting in a total of 83,223 shares over the entire performance period); for Mr. Hawaux, 97,045 shares (resulting in a total of 139,185 shares over the entire performance period); for Mr. Messel, 37,333 shares (resulting in a total of 62,417 shares over the entire performance period); for Mr. Perez, 74,666 shares (resulting in a total of 124,835 shares over the entire performance period); and for Mr. Sharpe, 99,555 shares (resulting in a total of 166,446 shares over the entire performance period). The amounts indicated here for fiscal 2009 represent one-third, and in the case of Mr. Hawaux one-half, of the targeted performance shares reflected in the table for the fiscal 2007 to 2009 program on page 35, plus the number of shares equal to an additional 60% of those targets. Dividend equivalents, paid in additional shares, are also included.

With respect to the fiscal 2008 to 2010 program and fiscal 2009 to 2011 program, no payouts have yet been earned.

Other Features. Performance shares that have not been paid at the time of a participant’s termination of employment are forfeited. An exception allows pro-rata payouts in the event of death, disability or retirement. The Committee has also retained the discretion to provide for payouts on termination when it finds it appropriate and in the best interest of the company. To date, however, the Committee has not used this discretion. Both this exception and discretion are subject to satisfaction of the performance goals. Dividend equivalents are paid on the portion of performance shares actually earned, and are paid at the regular dividend rate in shares of our stock.

The long-term plan approved for the fiscal 2010 to 2012 performance period is substantially similar to the prior years’ cycles. It does not have an interim payout feature.

Other Fiscal 2009 Compensation.

Discretionary Bonus. The Committee may choose to approve a sign-on or discretionary bonus for a senior officer if it deems it necessary as a recruitment tool or to recognize extraordinary performance (shown in the “Bonus” column of the Summary Compensation Table).

Retirement and Health and Welfare Programs. We offer a package of core employee benefits to our employees, including our named executive officers. This includes health, dental and vision coverage, life insurance and disability insurance. The company and employee participants share in the cost of these programs. Each of the named executive officers was also entitled to participate in an executive physical program, together with his spouse, during fiscal 2009. The company covers the cost of these physicals, although the executive is responsible for the taxes associated with this expense. With respect to retirement benefits, we maintain qualified 401(k) retirement plans (with a company match on employee contributions) and qualified pension plans. The named executive officers participate in these plans.

Some of the named executive officers participate in a non-qualified pension plan, non-qualified 401(k) plan and deferred compensation plan. The non-qualified pension and non-qualified 401(k) plans permit us to pay retirement benefits to certain named executive officers in amounts that exceed the limitations imposed by the Code under qualified plans. With respect to the non-qualified pension plan, our employment agreements with Messrs. Rodkin and Sharpe provide that, subject to service requirements and various exceptions, years of service for purposes of calculating benefits will be credited at a three-for-one rate until the executive has service credit of thirty years. Mr. Rodkin’s agreement also provides that the annual earnings amount to be used in the pension benefit formula under the non-qualified pension plan will be no less than $3.0 million.

The deferred compensation plan allows the named executive officers, as well as a broader group of approximately 800 employees, to defer receipt of up to 50% of their base salary and 85% of their annual incentive cash compensation. The program permits executives to save for retirement in a tax-efficient way at minimal cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We show contributions made by the company to the named executive officers’ 401(k) plan and non-qualified 401(k) plan accounts in the “All Other Compensation” column of the Summary Compensation Table. We provide a complete description of these retirement programs under the headings “Pension Benefits — Fiscal 2009” and “Non-Qualified Deferred Compensation — Fiscal 2009”.

Perquisites. The Committee’s philosophy on perquisites for senior officers has been consistently communicated over the years. Members of senior management are not eligible for indirect pay except in limited circumstances. The incremental cost to the company of providing these benefits is included in the “All Other Compensation” column of the Summary Compensation Table. Specific benefits and arrangements with Messrs. Rodkin and Sharpe are summarized here.

The Committee has determined it appropriate to cover Mr. Rodkin by our security policy. As a result, he is required to take corporate aircraft for all business and personal air transportation. To offset the incremental cost to the company of Mr. Rodkin’s personal use of corporate aircraft, the company has entered into an aircraft timeshare agreement with Mr. Rodkin. The Committee also authorized a timeshare agreement for Mr. Sharpe. Under the agreements, the executives are responsible for reimbursing the company, in cash, in an amount approximately equal to the variable cost of operating the aircraft for each personal flight he takes.

Change in Control/Severance Benefits. We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change in control. The Committee routinely evaluates participation in this program and the benefit levels contained therein to ensure their reasonableness. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Potential Payments upon Termination or Change in Control”.

We have also adopted a broad severance plan applicable to most salaried employees, including the named executive officers. In some circumstances, we have supplemented this plan with specific severance arrangements with our named executive officers. Our existing severance arrangements with the named executive officers are described under the heading “Potential Payments Upon Termination or Change in Control”.

What are the Committee’s Views on Executive Stock Ownership?

The Committee has adopted stock ownership guidelines for the company’s senior officers because it believes that management stock ownership causes alignment with stockholder interests. The number of shares of ConAgra Foods common stock that our named executive officers are required to hold is set at a multiple of their salary and increases with greater responsibility within the company. The named executive officers are expected to reach the set level within a reasonable period of time after appointment. Shares personally acquired by the executive through open market purchases or through our 401(k) plan or employee stock purchase plan, as well as RSUs, restricted shares and shares acquired upon the deferral of earned bonuses are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. The following table reflects ownership as of July 31, 2009.

	Stock Ownership	Actual
Named	Guideline	Ownership
Executive Officer	(% of salary)	(% of fiscal 2009 salary) (1)

Gary M. Rodkin	600	1,170
John F. Gehring	400	465
Andre J. Hawaux	400	379
Scott Messel	200	309
Peter M. Perez	300	463
Robert F. Sharpe, Jr.	400	412

1.	Based on the average daily price of our common stock on the NYSE for the 12-months ended July 31, 2009 ($17.8134) and executive salaries in effect on July 31, 2009. Notwithstanding the overall decrease in the stock market, the Committee is not considering a reduction in the ownership guidelines.

What are the Committee’s Practices Regarding the Timing of Equity Grants?

We do not backdate options or grant stock options retroactively. We do not coordinate grants of stock options with disclosures of positive or negative information. All stock options are granted with an exercise price equal to the closing price of our common stock on the NYSE on the date of grant. The vast majority of our stock option grants for a fiscal year are made in July, at a regular Committee meeting. When management proposes a merit award or sign-on grant for a non-executive officer, the Committee considers approval of the grant at a regularly scheduled Committee meeting. In the event management proposes a sign-on grant for a senior officer and a grant-related decision is necessary between regularly scheduled Committee meetings, the Committee may hold a special meeting to consider the grant. If approved, the grant date will be the first trading day of the month on or following the officer’s date of hire.

What are the Key Tax and Accounting Implications of the Committee’s Compensation Decisions?

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1 million to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers, generally other than the chief financial officer, who are employed as of the end of the year. This limitation does not apply to qualified performance-based compensation under the tax law. Generally, this is compensation paid only if the individual’s performance meets pre-established, objective goals based on performance goals approved by our stockholders. The Committee’s intent is to structure our executive compensation programs so that payments will generally be fully deductible. The request for stockholder approval of the 2009 Stock Plan and EIP, for example, are a part of this effort. However, the Committee may occasionally make payments or grants of equity that are not fully deductible if, in its judgment, those payments or grants are needed to achieve overall compensation objectives.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed the company’s Compensation Discussion & Analysis with management. Based upon such review and discussions, the Committee recommended to the Board of Directors that the company’s Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009.

ConAgra Foods, Inc. Human Resources Committee

Steven F. Goldstone
Joie A. Gregor
Ruth Ann Marshall
Ken Stinson, Chairman

Summary Compensation Table

The amounts set forth in the following Summary Compensation Table and Grants of Plan Based Awards table for Messrs. Rodkin, Hawaux and Sharpe are based in part on written agreements in place between ConAgra Foods and each of these individuals. The impact of these agreements on the various elements of compensation reported in these tables is incorporated into the “Compensation Discussion & Analysis”. The termination and severance benefit provisions of these agreements are described under the heading “Potential Payments Upon Termination or Change in Control”.

Summary Compensation Table – Fiscal 2009

							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)(2)	($)	($)(3)(4)	($)(3)(5)	($)(6)	($)(7)	($)(8)	($)

Gary M. Rodkin	2009	1,019,231	—	1,622,222	3,774,612	1,100,000	1,127,311	187,596	8,830,972
CEO and President	2008	1,000,000	—	4,756,417	3,303,303	1,800,000	1,424,127	297,526	12,581,373
	2007	1,000,000	—	5,572,974	2,825,033	3,600,000	1,099,253	343,247	14,440,507

John F. Gehring	2009	425,962	—	634,663	289,653	220,000	46,742	28,595	1,645,615
EVP and CFO	2008	400,000	—	1,233,070	342,894	345,600	33,903	35,682	2,391,149
	2007	400,000	—	1,465,535	231,888	576,000	42,077	18,755	2,734,255

Andre J. Hawaux (1)	2009	562,500	—	864,493	632,112	390,000	49,303	42,984	2,541,391
President, Consumer	2008	483,173	—	2,041,238	546,278	525,000	62,705	147,489	3,805,883
Foods	2007	242,308	135,000	875,421	226,403	810,000	7,178	300,482	2,596,792

Scott Messel,	2009	353,673	—	422,219	208,184	160,300	14,319	13,696	1,172,391
SVP, Treasurer, and	2008	344,058		731,822	229,751	196,700	3,404	7,836	1,513,571
Asst Corp Secretary	2007	330,000	117,200	890,562	146,496	396,000	21,327	7,888	1,909,473

Peter M. Perez	2009	435,577	—	544,375	416,368	200,000	22,526	16,610	1,635,456
EVP, Human Resources	2008	410,000	—	1,357,884	459,502	295,200	14,462	20,877	2,557,925

Robert F. Sharpe, Jr. (1)	2009	687,981	—	519,110	1,234,278	450,000	513,920	65,426	3,470,715
EVP, External Affairs	2008	662,019	—	1,522,053	1,080,768	725,000	601,416	175,027	4,766,283
and President,	2007	600,000	150,000	1,783,352	895,206	1,200,000	399,717	112,797	5,141,072
Commercial Foods

1.	Mr. Gehring was promoted to Executive Vice President and Chief Financial Officer in January 2009. Mr. Hawaux joined the company in mid-fiscal 2007 and served as Executive Vice President and Chief Financial Officer until January 2009, when he assumed his current responsibilities. Mr. Sharpe served as Executive Vice President, Legal and External Affairs during fiscal years 2007 and 2008. During fiscal 2009, he became Executive Vice President, External Affairs and President, Commercial Foods.

2.	For fiscal 2009, these amounts reflect payment of salary amounts over a 53-week fiscal year versus fiscal 2008 and 2007, which were each comprised of 52 weeks.

3.	For fiscal 2009, these amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes, computed in accordance with SFAS 123R. The assumptions used in determining these valuations are the same as those used in our financial statements. For fiscal 2009, those assumptions can be found in footnote 14 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009. For information on the valuation assumptions for grants made prior to fiscal 2009, refer to the note on Share-Based Payments in our financial statements contained in our Annual Report on Form 10-K for each respective fiscal year-end.

4.	For each executive except Mr. Gehring, the majority of the fiscal 2009 expense relates to performance shares granted under our long-term incentive program for the fiscal 2007 to 2009, fiscal 2008 to 2010 and fiscal 2009 to 2011 performance periods. For Mr. Gehring, the majority of the fiscal 2009 expense relates to restricted stock units. The value of actual payouts to the named executive officers (which are made in shares of stock) may be more or less than the amount shown depending on our ability to achieve the underlying performance targets over the full three-year periods.

If we fail to achieve the performance goals associated with the performance shares, portions of this expense would be reversed in accordance with SFAS 123R. Also included in this column is current year expense for prior years’ stock-based awards. For longer-tenured executives Messrs. Gehring and Messel, amounts include expense for grants made in fiscal years 2003 and 2004. In connection with our disposition of the Trading and Merchandising reporting segment shortly after the fiscal 2008 year-end, the Committee approved an adjustment for use in connection with the calculation of fiscal 2008 EBIT and ROAIC in the fiscal 2007 to 2009 and fiscal 2008 to 2010 performance share plans. The adjustment was treated as a material modification to these awards. The impact was an increase of approximately $423,864 in total compensation expense recorded for accounting purposes for the named executive officers, in the aggregate, for the total life of these performance share awards.

5.	Similar to the “Stock Awards” column, for fiscal 2009, this column includes compensation expense related to fiscal 2009 and prior years’ stock option grants, including one-time grants that were part of new hire agreements. The summary compensation table reflects the corrections of immaterial computational errors made in calculating fiscal years 2008 and 2007 compensation expense for certain option awards.

6.	For fiscal 2009, amounts reflect awards earned under the fiscal 2009 MIP discussed in our “Compensation Discussion & Analysis”.

7.	The measurement date for fiscal 2009 was May 31, 2009. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2009, the entire amount reflects the change in pension amounts rather than non-qualified deferred compensation earnings.

8.	The components of fiscal 2009 “All Other Compensation” are as follows:

	Perquisites and Personal Benefits (a)				(Column 5)
	(Column 1)		(Column 3)	(Column 4)	Company
	Relocation		Personal	Exec Physical/	Contribution to	(Column 6)	(Column 7)
	Related	(Column 2)	Use of	Security	Defined	Tax	Group
	Ground	Relocation	Company	Costs/	Contribution	Reimburse-	Term Life
	Transportation	Expenses	Aircraft	Home Office	Plans	ments	Insurance
Named Executive Officer	($)	($)	($)	($)	($)	($)	($)

Gary M. Rodkin	(b)	(b)	48,806	(b)	109,836	—		(b)
John F. Gehring	—	—	—	(b)	22,157	—		(b)
Andre J. Hawaux	—	—	—	—	32,831	(b)		(b)
Scott Messel	—	—	—	(b)	(b)	—		(b)
Peter M. Perez	—	—	—	(b)	(b)	—		(b)
Robert F. Sharpe, Jr.	—	—	(b)	—	40,632	—		(b)

(a)	All amounts shown are valued at the incremental cost to the company of providing the benefit. With respect to personal use of company aircraft (Column (3)), Messrs. Rodkin and Sharpe are each party to an aircraft time sharing agreement with the company under which they reimburse the company, in cash, for the cost of fuel and incidentals such as landing and parking fees, hangar expenses incurred when the aircraft is away from its home base and catering costs of personal flights. We do not charge Messrs. Rodkin and Sharpe for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, insurance and flight crew salaries). The amounts shown for Messrs. Rodkin and Sharpe in Column (3) reflect the company’s incremental cost of conducting the personal flights, reduced by the amounts actually paid to the company.

(b)	For Columns (1) through (4), inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to the company of less than $25,000. For Columns (5) through (7), inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to the company of less than $10,000.

Grants of Plan Based Awards — Fiscal 2009

The following table sets forth information about grants of plan-based awards (equity and non-equity) during the fiscal 2009 to the named executive officers. All equity-based grants were made under the stockholder-approved ConAgra Foods 2006 Stock Plan.

									All
									Other
									Option
								All	Awards:
								Other	Number
		Estimated Possible Payouts			Estimated Future			Stock	of Securi-	Exercise
		Under Non-Equity			Payouts Under Equity			Awards:	ties	or Base
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			Number	Under-	Price of	Grant Date Fair
		Thres-			Thres-			of Shares	lying	Option	Value of Stock
	Grant	hold	Target	Maximum	hold	Target	Maximum	of Stock	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	or Units (#)	(#)(3)	($/Sh)	Awards(4)

Gary M. Rodkin	7/16/08	—	2,000,000	4,000,000							N/A
	7/16/08				—	100,000	300,000				$6,378,000
	7/16/08							—	500,000	21.26	$1,425,850
John F. Gehring	7/16/08	—	227,292	595,200							N/A
	7/16/08				—	16,000	48,000				$1,020,480
	7/16/08							—	80,000	21.26	$228,136
	1/16/09	—	139,308	364,800							N/A
	1/16/09					13,000	39,000				$662,610
	1/16/09							—	40,000	16.99	$81,616
Andre J. Hawaux (1)	7/16/08				—	32,000	96,000				$2,040,960
	7/16/08							—	160,000	21.26	$456,272
	1/16/09	—	600,000	1,800,000							N/A
	1/16/09							—	100,000	16.99	$204,040
Scott Messel	7/16/08	—	242,900	728,700							N/A
	7/16/08				—	12,000	36,000				$765,360
	7/16/08							—	60,000	21.26	$171,102
Peter M. Perez	7/16/08	—	344,000	1,032,000							N/A
	7/16/08				—	24,000	72,000				$1,530,720
	7/16/08							—	120,000	21.26	$342,204
Robert F. Sharpe, Jr.	7/16/08	—	675,000	2,025,000							N/A
	7/16/08				—	32,000	96,000				$2,040,960
	7/16/08							—	180,000	21.26	$513,306

1.	Amounts reflect grants made under the fiscal 2009 annual incentive plan (the MIP discussed in our “Compensation Discussion & Analysis”). Actual payouts earned under the program for fiscal 2009 were below “Target”, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There was no threshold payout in this plan. In connection with Mr. Gehring’s promotion to Chief Financial Officer in January 2009, the Committee increased his salary and MIP opportunity. Accordingly, we show two grant dates for Mr. Gehring in this column. The first, July 16, 2008, reflects approximately eight months of MIP opportunity at his salary and MIP target pre-promotion and the second, January 16, 2009, reflects approximately four months of MIP opportunity at his salary and MIP target post-promotion. In connection with Mr. Hawaux’s promotion in January of 2009, the Committee increased Mr. Hawaux’s salary and, solely for MIP purposes, deemed his new salary to be in effect as of the first day of fiscal 2009.

2.	Amounts reflect the performance shares granted under our long-term incentive program for the fiscal 2009 to 2011 performance period. Mr. Gehring received an additional 13,000 performance shares under the fiscal 2009 to 2011 program in connection with his January 2009 promotion to his current role. All awards under the fiscal 2009 to 2011 program, including any above-target payouts, will be earned based on our cumulative performance for the three fiscal years ending in May 2011. The amount of compensation expense recognized by the company in fiscal 2009 for these awards (computed in accordance with SFAS 123R) is a portion of the amount reported in the “Stock Awards” column of the Summary Compensation Table. There is no threshold payout in this plan.

3.	Reflects the option awards granted pursuant to the long-term incentive program in July 2009, including the additional grants made to Messrs. Gehring and Hawaux in connection with their January 2009 promotions to their current roles. The amount of compensation expense recognized by the company in fiscal 2009 for these awards (computed in accordance with SFAS 123R) is a portion of the amount reported in the “Options Awards” column of the Summary Compensation Table.

4.	Amounts are computed in accordance with SFAS 123R assuming a payout at “Maximum” for equity incentive plan awards.

Option Exercises and Stock Vested – Fiscal 2009

	Option Awards		Stock Awards
	Number of Shares
	Acquired	Value Realized	Number of Shares	Value Realized
	on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#) (1)(2)	($)

Gary M. Rodkin	—	—	280,000	5,205,200
John F. Gehring	—	—	82,566	1,516,902
Andre J. Hawaux	—	—	88,000	1,635,920
Scott Messel	—	—	42,483	789,759
Peter M. Perez	—	—	81,083	1,496,883
Robert F. Sharpe, Jr.	—	—	89,600	1,665,664

1.	The performance period for the fiscal 2007 to 2009 performance share program ended on May 31, 2009. This column includes shares earned under that program for cumulative three-year performance, reduced by the number of shares previously earned and distributed under the program. (In prior years, a portion of the original performance shares were earned by and distributed to the named executive officers. See the “— Interim Opportunity” discussion in our “Compensation Discussion & Analysis”.) The performance goals under the fiscal 2007 to 2009 program for the cumulative three-year period were achieved at a level above target and payments were made to all named executive officers. Under the plan’s terms, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers as a result of this dividend equivalent feature (and not shown in this table) were: 31,110 shares for Mr. Rodkin; 4,977 shares for Mr. Gehring; 9,045 shares for Mr. Hawaux; 3,733 shares for Mr. Messel; 7,466 shares for Mr. Perez; and 9,955 shares for Mr. Sharpe.

2.	For Messrs. Gehring, Messel, and Perez, also includes shares acquired upon the vesting of stock awards granted in 2004 under a prior long-term incentive plan. For Mr. Gehring, also includes shares acquired upon vesting of a restricted stock unit grant he received in 2004. For Mr. Perez, also includes shares acquired upon vesting of a restricted stock grant he received in 2004 as a new hire grant.

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2009

	Option Awards				Stock Awards
							Equity Incentive	Equity Incentive
							Plan Awards:	Plan Awards:
	Number of	Number of			Number of	Market Value	Number of	Market or Payout
	Securities	Securities			Shares or	of Shares or	Unearned Shares,	Value of Unearned
	Underlying	Underlying	Option		Units of Stock	Units of Stock	Units, or Other	Shares, Units, or
	Unexercised	Unexercised	Exercise	Option	That Have	That Have Not	Rights that Have	Other Rights that
	Options (#)	Options (#)	Price	Expiration	Not Vested	Vested	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable (1)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

Gary M. Rodkin	1,000,000	0	22.83	8/30/2015
	480,000	0	22.72	5/25/2016
	500,000	0	22.00	7/12/2013
	350,000	150,000	26.80	7/16/2014
	0	500,000	21.26	7/15/2015
							300,000	5,577,000
							300,000	5,577,000

John F. Gehring	20,000	0	24.19	2/13/2012
	8,883	0	25.36	7/11/2012
	80,000	0	23.14	7/24/2015
	80,000	0	22.00	7/12/2013
	56,000	24,000	26.80	7/16/2014
	0	80,000	21.26	7/15/2015
	0	40,000	16.99	1/15/2016
					20,000	371,800
							48,000	892,320
							87,000	1,617,330

Andre J. Hawaux	80,000	0	25.76	11/30/2013
	70,000	30,000	25.76	11/30/2013
	112,000	48,000	26.80	7/16/2014
	0	160,000	21.26	7/15/2015
	0	100,000	16.99	1/15/2016
					10,000	185,900
							96,000	1,784,640
							96,000	1,784,640

Scott Messel	10,000	0	22.00	9/26/2011
	9,000	0	25.90	9/25/2012
	40,000	0	23.14	7/24/2015
	60,000	0	22.00	7/12/2013
	42,000	18,000	26.80	7/16/2014
	0	60,000	21.26	7/15/2015
							36,000	669,240
							36,000	669,240

Peter M. Perez	70,000	0	26.17	2/11/2014
	80,000	0	23.14	7/24/2015
	120,000	0	22.00	7/12/2013
	84,000	36,000	26.80	7/16/2014
	0	120,000		7/15/2015
							72,000	1,338,480
							72,000	1,338,480

Robert F. Sharpe, Jr.	300,000	0	21.51	11/30/2015
	160,000	0	22.72	5/25/2016
	160,000	0	22.00	7/12/2013
	126,000	54,000	26.80	7/16/2014
	0	180,000	21.26	7/15/2015
							96,000	1,784,640
							96,000	1,784,640

1.	All options were granted with an exercise price equal to the closing market price of our common stock on the date of grant. The vesting schedule for options that were outstanding but unexercisable at fiscal year-end is as follows:

	Unexercis-	Vesting Schedule
	able at FYE	# of Shares	Vesting Date
Rodkin	150,000	150,000	05/30/10

	500,000	200,000	07/16/09
		150,000	07/16/10
		150,000	07/16/11

Gehring	24,000	All	05/30/10

	80,000	32,000	07/16/09
		24,000	07/16/10
		24,000	07/16/11

	40,000	16,000	01/16/10
		12,000	01/16/11
		12,000	01/16/12

Hawaux	30,000	All	12/01/09

	48,000	All	05/30/10

	160,000	64,000	07/16/09
		48,000	07/16/10
		48,000	07/16/11

	100,000	All	01/16/12

Messel	18,000	All	05/30/10

	60,000	24,000	07/16/09
		18,000	07/16/10
		18,000	07/16/11

Perez	36,000	All	05/30/10

	120,000	48,000	07/16/09
		36,000	07/16/10
		36,000	07/16/11

Sharpe	54,000	All	05/30/10

	180,000	72,000	07/16/09
		54,000	07/16/10
		54,000	07/16/11

2.	Mr. Gehring’s stock awards outstanding but unvested at fiscal year-end vest entirely on December 2, 2009. Mr. Hawaux’s stock awards outstanding but unvested at fiscal year-end vest entirely on December 1, 2009.

3.	The market value of unvested stock and unearned shares is calculated using $18.59 per share, which is the closing market price of our common stock on the NYSE on the last trading day of fiscal 2009.

4.	Reflects, on separate lines, as of May 31, 2009, the maximum number of shares that could be earned under each of the fiscal 2008 to 2010 performance share plan and fiscal 2009 to 2011 performance share plan. The performance shares are not earned unless we achieve the performance targets specified in the plan. Shares earned under the fiscal 2007 to 2009 performance share plan were paid in July 2009 and are reflected in the “Option Exercises and Stock Vested — Fiscal 2009” table. Shares earned under the fiscal 2008 to 2010 cycle will be distributed, if earned, following fiscal 2010 and shares earned under the fiscal 2009 to 2011 cycle will be distributed, if earned, following fiscal 2011.

Pension Benefits – Fiscal 2009

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees, which we refer to as the Qualified Pension. Employees eligible to participate in the Qualified Pension are salaried employees, including the named executive officers, and certain hourly and union employees.

Employees hired before June 1, 2004 were given a one-time opportunity during 2004 to choose between (A) the benefit formulas in the Qualified Pension and qualified 401(k) plan at that time and (B) effective October 1, 2004, a new Qualified Pension formula plus an enhanced company match in our qualified 401(k) plan. Employees hired on or after June 1, 2004 were automatically enrolled in option (B) effective upon their date of hire. With respect to the named executive officers, Mr. Hawaux joined the company after June 1, 2004 and was automatically enrolled in option (B). Messrs. Gehring, Messel, and Perez were employed prior to June 1, 2004 and each elected option (A). Although Mr. Rodkin and Mr. Sharpe are enrolled in option (B) for purposes of the Qualified Plan (due to commencement of employment after June 1, 2004), their employment agreements entitle them to a total pension benefit equal to the option (A) calculation.

Any difference between the option (A) and (B) pension benefits would be provided to them through the Non-Qualified Pension (described below).

Under both option (A) and option (B), the pension benefit formula is determined by adding three components:

•	A multiple of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.0% for option (A) and 0.9% for option (B).

•	A multiple of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.44% for option (A) and 1.3% for option (B).

•	A multiple of Average Monthly Earnings multiplied by years of credited service over 35 years. This multiple is 1% for option (A) and 0.9% for option (B).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the Internal Revenue Service by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in a benefit once they have five years of vesting service with the company. Benefits become payable for option (A) participants at the normal retirement age of 65, or age 60 if the participant has 25 or more years of service. Normal retirement age for option (B) participants is 65. Under either option, the Qualified Plan defines early retirement as age 55 with 10 years of service. There is no difference in the benefit formula upon an early retirement and there is no payment election option that would impact the amount of annual benefits any of the named executive officer would receive.

The named executive officers also participate in a supplemental retirement plan (which we refer to in the table below as the Non-Qualified Pension). To the extent that a named executive officer’s benefit under the Qualified Pension exceeds the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 or such officer’s Average Monthly Earnings exceeds the limit under the Code on the maximum amount of compensation that can be taken into account under the Qualified Pension, payments are made under the Non-Qualified Pension. The retirement age and benefit formulas are the same as those used for the Qualified Plan except as described in the following paragraphs.

Generally, an executive’s benefit under the Non-Qualified Pension is payable in installments beginning in January following the executive’s separation from service or disability, but the executive may also elect to receive payment as a lump sum and elect a specified year in which payment will be made or commence, or elect to receive his or her benefit in the form of annuity payments. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, which we refer to as Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code, will be delayed for six months after the date of the separation from service.

Mr. Rodkin’s employment agreement with the company entitles him to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. He is entitled to annual pensionable earnings for use in calculating his benefit of no less than $3 million. However, if Mr. Rodkin terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Rodkin voluntarily terminates employment with the company or retires prior to August 31, 2010, and the termination or retirement is not approved by the Board of Directors, or he is terminated at any time for “cause,” he will forgo all benefits under the Non-Qualified Pension. Any benefits payable to Mr. Rodkin under the Non-Qualified Pension are subject to offset for benefits paid or payable to him under supplemental pension plans his prior employer may have maintained for his benefit. Mr. Rodkin’s employment agreement was recently amended and restated for compliance with Section 409A of the Code.

Mr. Sharpe’s employment agreement with the company entitles him to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. However, if Mr. Sharpe terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Sharpe voluntarily terminates employment with the company or retires prior to November 7, 2010, and the termination or retirement is not approved by the Board of Directors, or he is terminated at any time for “cause,” he will forgo all benefits under the Non-Qualified Pension. Mr. Sharpe’s employment agreement was recently amended and restated for compliance with Section 409A of the Code.

The Committee has offered eligibility to participate in, and extra years of credited service under the Non-Qualified Pension, sparingly when deemed appropriate as a hiring incentive. The Committee prefers not to use this incentive. Mr. Hawaux is the most recent hire among the named executive officers. Although he was provided participation in the Non-Qualified Pension, he was not offered extra years of credited service.

Pension Benefits – Fiscal 2009

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name (1)	(# ) (2)	($) (3) (4)

Gary M. Rodkin	Qualified Pension	3.8	60,156
	Non-Qualified Pension	11.3	4,463,852
John F. Gehring	Qualified Pension	7.4	69,930
	Non-Qualified Pension	7.4	180,114
Andre J. Hawaux	Qualified Pension	2.6	23,347
	Non-Qualified Pension	2.6	111,745
Scott Messel	Qualified Pension	7.8	85,272
	Non-Qualified Pension	7.8	26,342
Peter M. Perez	Qualified Pension	5.5	86,288
	Non-Qualified Pension	5.5	26,657
Robert F. Sharpe, Jr.	Qualified Pension	3.6	57,751
	Non-Qualified Pension	10.7	1,657,377

1.	Qualified Pension refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees and Non-Qualified Pension refers to the ConAgra Foods, Inc. Nonqualified Pension Plan. There were no plan payments for fiscal 2009.

2.	The number of years of credited service is as of May 31, 2009, the pension plan measurement date used for financial statement reporting purposes.

3.	As of the pension plan measurement date, under the Non-Qualified Pension, Mr. Rodkin had 3.8 years of actual service and Mr. Sharpe had 3.6 years of actual service. Each of these executives is a party to an agreement with the company in which his years of service for purposes of the Non-Qualified Pension is credited at a rate of three years for each one year of actual service. The resulting augmentation in benefits at May 31, 2009 due to these provisions is, for Mr. Rodkin and Mr. Sharpe, respectively, $3,400,712 (7.5 additional years) and $1,276,475 (7.1 additional years).

4.	The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are set forth in footnote 19 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009.

Non-Qualified Deferred Compensation – Fiscal 2009

The following table shows the non-qualified deferred compensation activity for each named executive officer during fiscal 2009. The amounts shown include company contributions into our non-qualified 401(k) plan, which we refer to as the Non-Qualified CRISP, and for Mr. Rodkin, Mr. Hawaux and Mr. Messel, employee contributions into our voluntary deferred compensation plan, which we refer to as the Voluntary Deferred Comp plan.

The Non-Qualified CRISP is a benefit provided to certain of the named executive officers and other eligible executives. The program supplements our qualified 401(k) plan available to a broad base of salaried and hourly employees. Under our qualified 401(k) plan, for employees enrolled in option (A) under the Qualified Plan, the company will match the first 50% of the first 6% of pay the employee contributes to the qualified 401(k) plan. For employees enrolled in option (B) under the Qualified Plan, the company will match 66 2/3% of the first 6% of pay the employee contributes to the plan. However, the Code limits the annual before-tax contributions that an individual can make to a qualified retirement plan. If a named executive officer reached this maximum, he or she would lose the ability to receive the full extent of the available company match. The Non-Qualified CRISP is used to enable the company to provide this population with the company match. Under the plan, the company makes a contribution equal to 3% of the named executive officer’s eligible earnings less the maximum employer contribution the named executive officer could have received from the qualified 401(k) plan.

The company contribution to the Non-Qualified CRISP is made annually on or about December 31st. The value of each account is automatically linked to the value of our common stock. Account values are updated daily based on the closing market price of our common stock on the NYSE on such day.

Generally, an executive’s account balance under the Non-Qualified CRISP is payable in cash in a lump sum in January following the executive’s separation from service, but executives meeting certain qualifications may also elect to receive payment in the form of installments. Executives may also elect to receive payment within 90 days following the earlier of separation from service or either the occurrence of a change in control or 18 months following the occurrence of a change in control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service.

The Voluntary Deferred Comp plan allows employees (including the named executive officers) whose salary is $125,000 or more per year to defer receipt of 5% to 50% of their salary and, effective January 1, 2009, up to 85% of their annual incentive payment. The investment alternatives for deferred amounts are an interest bearing account (with interest accruing at a rate equal to 25 basis points over the one-year H15 Treasury constant maturity rate), a ConAgra Foods stock account, or other investment options mirrored from the ConAgra Foods Retirement Income Savings Plan (the “Qualified CRISP”). Amounts deferred into the interest bearing account, together with earnings thereon, are ultimately distributed in cash. The stock account includes a dividend reinvestment feature that converts dividends into additional shares. Amounts deferred into the stock account, together with earnings and dividends thereon, are ultimately distributed in shares of ConAgra Foods common stock. Amounts deferred into accounts mirroring the Qualified CRISP funds, together with any dividends, are ultimately distributed in cash. An election to participate in the plan must be timely filed with the company in accordance with Internal Revenue Service requirements.

An executive who is not retiring or eligible for early retirement under the Qualified Pension is required to take distribution of certain amounts earned and vested prior to 2005, which we refer to as grandfathered amounts, in a lump sum payment in the year of termination, while an executive who is eligible to retire early under the Qualified Pension will receive his or her grandfathered amounts in annual installments. In general, all amounts other than the grandfathered amounts, which we refer to as other amounts, will be distributed in cash in a lump sum in January following the executive’s separation from service. Executives may also elect to receive the other amounts at certain other times, including within 90 days following the earlier of separation from service or either the occurrence of a change in control or 18 months following the occurrence of a change in control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A of the Code will be delayed for six months after the date of the separation from service. Additionally, executives may make hardship withdrawals under certain circumstances.

Mr. Perez did not participate in the Voluntary Deferred Comp Plan during fiscals 2009, 2008 or 2007 and neither Mr. Messel nor Mr. Perez participated in the Non-Qualified CRISP during fiscals 2009, 2008 or 2007.

Non-Qualified Deferred Compensation – Fiscal 2009

				Aggregate	Aggregate
		Executive	Registrant	Earnings	Balance
		Contributions in	Contributions	in Last	at Last
		Last FY	in Last FY	FY	FYE
Name	Plan (1)	($) (2)	($) (3)	($)(4)	($)(5)

Gary M. Rodkin	Non-Qualified CRISP	—	100,324	(21,889)	260,658
	Voluntary Deferred Comp	900,000	—	(570,142)	3,119,583
John F. Gehring	Non-Qualified CRISP	—	15,244	(7,568)	56,069
Andre J. Hawaux	Non-Qualified CRISP	—	21,977	(2,676)	48,876
	Voluntary Deferred Comp	22,500	—	(129,021)	464,877
Scott Messel	Voluntary Deferred Comp	31,291	—	(2,513)	126,445
Peter M. Perez	—	—	—	—	—
Robert F. Sharpe, Jr.	Non-Qualified CRISP	—	32,324	(9,804)	94,662

1.	Non-Qualified CRISP refers to the ConAgra Foods, Inc. Nonqualified CRISP Plan and Voluntary Deferred Comp refers to the ConAgra Foods, Inc. Voluntary Deferred Comp Plan.

2.	Messrs. Rodkin, Hawaux, and Messel each chose to defer receipt of a portion of the annual cash incentive he earned for fiscal 2008 and Mr. Messel chose to defer a portion ($21,621) of his base salary through the Voluntary Deferred Comp Plan. Mr. Rodkin and Mr. Hawaux invested the entire deferred amount in the stock account. Mr. Messel invested a portion of the deferred amount in non-stock account investment options. Stock account balances are ultimately distributed in shares of our common stock. Amounts deferred from base salary and annual incentive payments are presented in the Summary Compensation Table under the columns “Salary” and “Non-Equity Incentive Plan Compensation”, respectively.

3.	All Non-Qualified CRISP amounts are included in the “All Other Compensation” column of the Summary Compensation Table. These amounts, together with the company’s match on executive contributions to the qualified 401(k) plan, are disclosed in the column labeled “Company contribution to defined contribution plans” in the table included as footnote 8 to the Summary Compensation Table.

4.	Our deferred compensation plans do not offer above market earnings (as defined by SEC rules). As a result, none of these earnings (losses) are included in the Summary Compensation Table.

5.	Amounts shown in the Summary Compensation Table for fiscal years 2008 and 2007 include the following company contributions to the Non-Qualified CRISP: Mr. Rodkin, $129,000 and $51,200, respectively; Mr. Gehring, $22,530 and $12,900, respectively; Mr. Hawaux, $28,887 and $1,817, respectively; and Mr. Sharpe, $50,542 and $22,769. Neither Mr. Messel nor Mr. Perez participated in the Non-Qualified CRISP during fiscal years 2009, 2008 or 2007.

Potential Payments Upon Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The tables following the narrative discussion summarize amounts payable upon termination or a change of control under varying circumstances, assuming that the executive’s employment terminated on the last day business day of our 2009 fiscal year — May 29, 2009. Other key assumptions used in compiling the tables are set forth immediately preceding them. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Severance Plan

We maintain a severance pay plan that provides severance benefit guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of ConAgra Foods and for any particular employee, the company may elect to provide severance as suggested by the plan, or provide greater or lesser benefits. Because of individual agreements with the other named executive officers, only Messrs. Gehring, Messel and Perez are potentially covered by the plan. Under the plan, the severance plan guidelines for individuals with base pay at or above $250,000 per year are payment of 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon the former employee finding new employment, it is appropriate for the company to provide him or her with a lump sum payment equal to 50% of the severance pay remaining. The other 50% would be forfeited. We are not required to make payments to any named executive officer under the severance plan if he is entitled to receive a severance payment under a change of control agreement (described below). The tabular disclosure provided at the end of this section assumes application of these guidelines for Messrs. Gehring, Messel and Perez in the “Involuntary w/o Cause or Voluntary w/ Good Reason” scenario.

Messrs. Rodkin, Sharpe and Hawaux’s severance benefits would be paid in accordance with their agreements with the company, and not the severance pay plan.

Agreements with Named Executive Officers

ConAgra Foods is party to employment agreements with Messrs. Rodkin and Sharpe and a letter agreement with Mr. Hawaux. In each case, the agreement addresses such matters as the executive’s salary, participation in our annual and long-term incentive plans and participation in employee and executive pension, profit sharing, 401(k) and welfare benefit plans and other benefit programs and arrangements. The agreements also address these executives’ severance benefits and right to participate in the company’s change of control benefit program.

Mr. Rodkin and Mr. Sharpe. Many of the severance benefit provisions of our agreements with Messrs. Rodkin and Sharpe are similar. They can be summarized as set forth in the following table. The references to “2010” in this table are references to August 31, 2010 for Mr. Rodkin and November 7, 2010 for Mr. Sharpe, which represents the fifth anniversary of their employment agreements, respectively, which have been subsequently amended and restated.

The definition of “Cause” in both agreements is action by the executive involving (1) willful malfeasance in connection with the executive’s employment having a material adverse effect on the company, (2) substantial and continuing refusal in willful breach of the agreement to perform the duties normally performed by an executive occupying his position when that refusal has a material adverse effect on the company or (3) conviction of a felony involving moral turpitude under the laws of the United States or any state. “Good Reason” in these agreements means (1) assignment of duties materially inconsistent with the executive’s position, (2) removal from, or failure to elect or re-elect executive to, the executive’s position, (3) reduction of the executive’s salary or annual target bonus opportunity in effect on the agreement’s date, (4) material breach by the company of the agreement or (5) a requirement that the executive be based at any office or location other than Omaha, Nebraska. Mr. Rodkin’s agreement further defines “Good Reason” as failing to nominate him to our Board. Mr. Sharpe’s agreement further defines “Good Reason” as changing his reporting relationship to other than the chief executive officer or Chairman.

Involuntary w/o Cause
		or Voluntary w/ Good	Voluntary w/o
	For Cause	Reason	Good Reason	Retirement	Death or Disability

Salary	Paid through month of termination	Paid through month of termination, plus lump sum payment equal to 24 additional months	Paid through month of termination	Paid through month of termination	Paid through month of the event

Annual Incentive Plan	Not eligible for a payment	Paid pro-rated award for the year of termination based on our actual results. Paid lump sum payment equal to target bonus for the next two years	Not eligible for a payment	If approved by the Committee, a pro-rated award may be paid based on our actual results	Paid a pro-rated amount equal to target upon death and actual bonus for the year of the event upon disability

Long-Term Incentive Plan (Performance Shares)	Unvested performance shares are forfeited	“Retirement” treatment applies	If before 2010, all performance shares not yet settled are forfeited; after 2010, “Retirement” treatment applies	Performance shares earned based on our actual results are paid, but pro-rated for the full years of completed service	“Retirement” treatment applies in the case of disability; in the case of death, performance shares paid at target based on full years of completed service

Stock Options	Options terminate; all unexercised options lapse	“Death or Disability” treatment applies	If before 2010, options vested at the time of term remain exercisable for 90 days; after 2010, full vesting of all options and they remain exercisable for the remainder of their terms	Options vested at the time of retirement may be exercised for three years post-retirement	Full vesting of all options; they remain exercisable for the remainder of their terms

Non-Qualified CRISP	No benefits paid	Account balance paid based on participant’s advance election	“Retirement” treatment applies	If before 2010 and not Board approved, benefits forfeited. Otherwise, account balance paid based on participant’s advance election	Account balance paid based on participant’s advance election

Non-Qualified Pension	No benefits paid	See discussion on pages 46 to 49. Benefit will take into account an additional 24 months of service at the salary and target bonus in effect at the time of termination	See discussion on pages 46 to 49	See discussion on pages 46 to 49	See discussion on pages 46 to 49

Involuntary w/o Cause
		or Voluntary w/ Good	Voluntary w/o
	For Cause	Reason	Good Reason	Retirement	Death or Disability

Health and Welfare Benefits	Benefits paid according to plan provisions	Two years of coverage for executive and dependents unless become entitled to equivalent coverage under a subsequent employer’s plan. “Retirement” treatment also available	If before 2010, benefits paid according to plan provisions. After 2010, “Retirement” treatment applies	Until executive and spouse attain age 65, they and their covered dependents are entitled to COBRA-equivalent medical coverage, at own expense	“Retirement” treatment applies

Each agreement provides that all cash payments are generally payable in a lump sum within fifteen days following termination of employment; provided, that payments under the annual incentive plan and the long term incentive plan are payable following the end of the fiscal year or other performance period at the same time as such payments are made to the other senior executive officers. Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

Each agreement provides the executive the right to participate in our change of control benefits programs as modified from time to time and provides minimum change of control benefits if a superior program is not then in place. The company currently maintains a separate change of control program, discussed below. The agreements also provide that if benefits become payable under multiple plans, programs and agreements, the more favorable program terms must be applied.

Either party to these employment agreements may terminate the agreement at any time. In each case, the executive has agreed to non-competition, non-solicitation and confidentiality provisions.

Mr. Hawaux. Under Mr. Hawaux’s agreement with the company, he is provided with a severance benefit equal to 24 months of salary continuation. This amount is payable only in the event of termination for reasons other than cause or a change of control of the company. Cause is not defined. With respect to a termination related to a change of control of the company, Mr. Hawaux’s severance would be governed by the change of control agreements described below.

Annual Incentive Plan

Subject to the following (or an employment agreement with the company), a participant in the annual incentive plan (the MIP) must be an active employee, in good standing, at the time incentive awards are paid, or he or she forfeits the award. The following plan terms govern the impact of specific separation events not covered by an individual employment agreement:

•	Involuntary termination due to position elimination: If a participant’s position is eliminated during the fourth quarter of the fiscal year, he or she would be eligible for award consideration. The amount of any earned award would be pro-rated for the number of days the individual was eligible to participate in the plan during the fiscal year.

•	Termination due to retirement or disability: Discretion has been retained to pay a pro-rated award to a participant who has retired or become disabled during the fiscal year.

•	Termination due to death: Any incentive payment for which a participant would have been eligible would be pro-rated to the date of death and paid to his or her estate.

Any pro-rated award is based on actual performance for the fiscal year and is payable after the end of such fiscal year when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control. Messrs. Rodkin’s and Sharpe’s severance benefits are paid in accordance with their agreements with the company.

Long-Term Incentive Plan

The following plan terms govern the impact of a separation from the company on the performance shares granted under the fiscal 2007 to 2009, fiscal 2008 to 2010, and fiscal 2009 to 2011 performance periods:

•	Termination for any reason other than death, disability or retirement: The participant forfeits all performance shares granted that have not been paid at the date of termination, whether the shares are earned as of that date or not. The Committee has the discretion to pay out some or all of the forfeited performance shares if such performance shares would have been earned based on performance and if it deems the action appropriate and in the best interests of the company.

•	Termination due to disability or retirement: Earned but unpaid performance shares are paid out as soon as reasonably practicable after the termination based on our actual performance for the performance period ending on or immediately before the event. No distribution would be made with respect to the fiscal year in which the termination of employment occurs, unless the date of termination is the last day of the applicable fiscal year.

•	Termination due to death: A payout would be made at targeted levels for outstanding performance shares, in each case pro-rated to reflect the number of full fiscal years in the performance period that the employee was employed (for example, upon a June 15, 2009 death, a participant would have been eligible for a payout at actual performance for the fiscal 2007 to 2009 award, since the performance period ended prior to the death, and the participant would have eligible for a payout at targeted levels for two-thirds of the total fiscal 2008 to 2010 award and one-third of the total fiscal 2009 to 2011 award).

•	Upon a change of control, the Board or Committee may exercise its discretion to pay a participant all or a portion of the outstanding performance shares. Change of control under this program has the same definition as in the change of control agreements described below.

Outstanding Equity Awards

The following terms govern the impact of a separation from the company on outstanding equity awards:

•	Termination for any reason other than death, disability or retirement:

•	Options: The participant forfeits all options unvested at the date of termination and he or she would have 90 days to exercise vested options.

•	Restricted stock and RSU: Our restricted stock and RSU agreements have historically provided for cliff-vesting on the third or fifth anniversary of the grant date. Until early fiscal 2007, these awards also typically included a pro-rata vesting feature in the event of termination, not for cause, prior to the cliff-vesting date. In recent grants, the company eliminated the pro-rata vesting feature and recipients forfeit the awards upon termination, unless the termination is due to a reduction in force or position elimination.

•	Termination due to disability:

•	Options and RSUs: The participant forfeits all options and (subject to the pro-rata feature described above) RSUs granted that have not vested at the date of termination.

•	Restricted stock: All unvested awards would automatically vest.

•	Termination due to death or normal retirement: All unvested options, restricted stock awards, and RSUs would automatically vest and, in the case of options, remain exercisable for three years following termination (but not beyond the end of the 7-year or 10-year term of such options). Upon an early retirement, the three-year exercise period for options would apply unless the Committee eliminated or shortened it, but only as to those options exercisable upon the early retirement.

Each of the agreements evidencing outstanding awards of restricted stock, RSUs, and stock options provides that the vesting of the award will accelerate upon a change of control. The treatment of Messrs. Rodkin and Sharpe’s equity awards upon a separation are further governed by their agreements with the company.

Retirement Benefits

Our Qualified Pension, Non-Qualified Pension, Non-Qualified CRISP and Voluntary Deferred Comp plans contain provisions relating to the termination of the participants’ employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables beginning on page 48. Benefits provided to Messrs. Rodkin and Sharpe are further governed by their agreements with the company.

Change of Control Program

Following a review of market practices during fiscal 2006, the Board of Directors fully revised the change of control program for senior executives and implemented new change of control agreements with reduced benefits with a small group of senior officers. The agreements were recently amended and restated for compliance with Section 409A of the Code. The agreements are designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2009, this program covered each of the named executive officers.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•	Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our stockholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of the company or the sale of all or substantially all of the company’s assets.

The agreements provide that upon a change of control, ConAgra Foods may (at the sole and absolute discretion of the Board or Committee) pay each executive all or a pro-rated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs, and the terms of the company’s stock plan govern the treatment of equity awards upon a change of control. With these exceptions, the agreements are double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years of a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.” Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following:

•	a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s current target bonus, whichever is greater). The multiples range from one to three (three for Messrs. Rodkin, Gehring, Hawaux, Perez and Sharpe and one for Mr. Messel);

•	continuation for three years of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive. ConAgra Foods must pay the executive a single lump sum payment equal to the executive’s estimated cost to participate in the medical and dental plans, plus a tax grossup;

•	benefits under our Non-Qualified Pension commensurate with adding three years to the executive’s years of service and age (except for Mr. Rodkin and Mr. Sharpe, whose pension benefits are determined by their employment agreements). A lump sum equivalent to all benefits accrued for the executive will be placed in a segregated trust (that remains subject to the claims of our creditors) within 60 days following the termination of employment;

•	a supplemental benefit under our Non-Qualified CRISP plan equal to three times the maximum company contribution that the executive could have received under the Qualified CRISP and Non-Qualified CRISP in the year in which the change of control occurs; and

•	outplacement assistance not exceeding $30,000.

Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

The agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. The benefit reduction does not apply to Mr. Rodkin’s and Mr. Sharpe’s agreements.

Generally, a termination for “cause” under the agreements requires (1) the willful failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for the company. A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of the company to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as a full-time employee of the company is terminated or the executive enters into a written separation agreement with the company. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits

The first table below summarizes estimated incremental amounts payable upon termination under various scenarios. A second table summarizes estimated incremental amounts payable upon a change of control and upon termination following a change of control. We have not included in the tables amounts payable regardless of the occurrence of a triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event does nothing more than create a right to a payment of the balance. We also excluded death benefits payable when the executive paid the premium. The data in the tables assumes the following:

•	each triggering event occurred on May 31, 2009 (the last day of fiscal 2009) and the per share price of our common stock was $18.59 (the NYSE closing price of our stock on May 29, 2009, the last trading day of fiscal 2009);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with the company, the severance pay plan guidelines applied;

•	with respect to the annual incentive plan, awards were earned at target levels and where the Committee had discretionary authority to award a payout, it exercised that authority (including in the change of control scenario);

•	with respect to the annual incentive plan, in the case of an involuntary termination not for cause without a change of control, the termination was due to position elimination in the fiscal 2009 fourth quarter;

•	with respect to performance shares, awards were earned at target levels. (These amounts also include a cash value of dividend equivalents on the number of shares/amount of cash assumed to have been earned);

•	with respect to performance shares in the change of control scenario, the Committee exercised its discretionary authority to award a pro-rata payout and did so at target levels;

•	Non-Qualified Pension amounts reflect the present value of benefits applicable in a scenario, less the present value of accrued benefits to which the executive was entitled under the plan at May 31, 2009;

•	in the normal retirement scenarios, an executive attained the normal retirement age of 65 by fiscal year end (or such other age defined as “normal retirement” in an executive’s stand-alone agreement with the company); and

•	in the disability scenarios, the disabling event lasted one year into the future.

		Involuntary w/o
		Cause or
	Voluntary w/o	Voluntary W/		Normal	Death or
	Good Reason $	Good Reason $ (1)	For Cause $	Retirement $	Disability $ (2)

Gary M. Rodkin
Salary continuation	—	2,000,000	—	—	—
Annual Incentive Plan	—	6,000,000	—	2,000,000	2,000,000
Performance Shares	—	4,052,620	—	4,052,620	4,052,620
Non-Qualified Pension	—	5,616,171	—	—	—
Benefits Continuation	—	26,757	—	—	—
Death Benefits	—	2,544	—	—	1,000,000
Disability Benefits	—	170	—	—	225,000
Total	0	17,698,262	0	6,052,620	7,277,620

John F. Gehring
Salary continuation	—	510,577	—	—	—
Annual Incentive Plan	—	450,000	—	450,000	450,000
Performance Shares	—	—	—	732,743	732,743
Accelerated Stock Options	—	—	—	64,000	64,000
Accelerated Restricted Stock	—	—	—	74,360	74,360
Benefits Continuation	—	13,084	—	—	—
Death Benefits	—	—	—	—	900,000
Disability Benefits	—	—	—	—	225,000
Total	0	973,661	0	1,321,103	2,446,103

Andre J. Hawaux
Salary continuation	—	1,200,000	—	—	—
Annual Incentive Plan	—	600,000	—	600,000	600,000
Performance Shares	—	—	—	1,455,876	1,455,876
Accelerated Stock Options	—	—	—	160,000	160,000
Accelerated Restricted Stock	—	—	—	61,347	61,347
Benefits Continuation	—	23,063	—	—	—
Death Benefits	—	—	—	—	1,000,000
Disability Benefits	—	—	—	—	225,000
Total	0	1,823,063	0	2,277,223	3,502,223

Scott Messel
Salary continuation	—	393,712	—	—	—
Annual Incentive Plan	—	242,900	—	242,900	242,900
Performance Shares	—	—	—	486,296	486,296
Non-Qualified Pension	—	—	—	—	—
Benefits Continuation	—	13,084	—	—	—
Death Benefits	—	—	—	—	694,000
Disability Benefits	—	—	—	—	225,000
Total	0	649,696	0	729,196	1,648,196

		Involuntary w/o
		Cause or
	Voluntary w/o	Voluntary W/		Normal	Death or
	Good Reason $	Good Reason $ (1)	For Cause $	Retirement $	Disability $ (2)

Peter M. Perez
Salary continuation	—	471,346	—	—	—
Annual Incentive Plan	—	344,000	—	344,000	344,000
Performance Shares	—	—	—	972,610	972,610
Benefits Continuation	—	7,812	—	—	—
Death Benefits	—	—	—	—	860,000
Disability Benefits	—	—	—	—	225,000
Total	0	823,158	0	1,316,610	2,401,610

Robert F. Sharpe, Jr.
Salary continuation	—	1,350,000	—	—	—
Annual Incentive Plan	—	2,025,000	—	675,000	675,000
Performance Shares	—	1,296,820	—	1,296,820	1,296,820
Non-Qualified Pension	—	2,416,949	—	—	—
Benefits Continuation	—	—	—	—	—
Death Benefits	—	2,544	—	—	1,000,000
Disability Benefits	—	170	—	—	225,000
Total	0	7,091,483	0	1,971,820	3,196,820

1.	For Messrs. Gehring, Hawaux and Perez, no incremental benefits are paid upon a voluntary termination with “Good Reason.” In that scenario, payments are zero. For these individuals, this section is only applicable in the event of an involuntary termination without “Cause.”

2.	Amounts shown as benefits from the Annual Incentive Plan and Performance Shares are payable in the event of a death or disability. Amounts shown as benefits from Accelerated Stock Options, Accelerated Restricted Stock and Death Benefits are paid only in the event of death. Amounts shown as Disability Benefits are payable only in the event of disability. All amounts are totaled for illustrative purposes only.

In the table that follows, if, following a change of control, any of Messrs. Gehring, Hawaux, Messel or Perez was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” he would not receive any benefits incremental to those shown in the “No Termination” column. Messrs. Rodkin and Sharpe would be entitled to salary continuation per their employment agreements through the end of the month of the event. For fiscal 2009, the last day of the fiscal year was at the end of the month; therefore, Mr. Rodkin’s and Mr. Sharpe’s salary continuation in this scenario would be $0.

		Involuntary w/o Cause or
Change of Control and:	No Termination $	Voluntary w/ Good Reason $

Gary M. Rodkin
Salary Continuation	—	3,000,000
Annual Incentive Plan	2,000,000	8,000,000
Performance Shares	4,052,620	4,052,620
Non-Qualified CRISP	—	329,508
Non-Qualified Pension	—	5,616,171
Benefits Continuation	—	40,135
Death/Disability Benefit	—	4,071
Outplacement	—	30,000
Excise Tax Gross-Up		9,370,713
Total	6,052,620	30,443,218

John F. Gehring
Salary Continuation	—	1,350,000
Annual Incentive Plan	450,000	1,800,000
Performance Shares	732,743	732,743
Accelerated Stock options	64,000	64,000
Accelerated Restricted Stock	74,360	74,360
Non-Qualified CRISP	—	66,471
Non-Qualified Pension	—	208,477
Benefits Continuation	—	40,135
Death/Disability Benefit	—	3,689
Outplacement	—	30,000
Excise Tax Gross-Up	—	1,374,204
Total	1,321,103	5,744,079

Andre J. Hawaux
Salary Continuation	—	1,800,000
Annual Incentive Plan	600,000	2,400,000
Performance Shares	1,455,876	1,455,876
Accelerated Stock Options	160,000	160,000
Accelerated Restricted Stock	61,347	61,347
Non-Qualified CRISP	—	98,493
Non-Qualified Pension	—	271,308
Benefits Continuation	—	40,135
Death/Disability Benefit	—	4,071
Outplacement	—	30,000
Excise Tax Gross-Up	—	2,038,711
Total	2,277,223	8,359,941

		Involuntary w/o Cause or
Change of Control and:	No Termination $	Voluntary w/ Good Reason $

Scott Messel
Salary Continuation	—	347,000
Annual Incentive Plan	242,900	485,800
Performance Shares	486,296	486,296
Non-Qualified CRISP	—	21,759
Non-Qualified Pension	—	26,034
Benefits Continuation	—	39,297
Death/Disability Benefit	—	2,903
Outplacement	—	30,000
Excise Tax Gross-Up(1)	—	—
Total	729,196	1,439,089

Pete Perez
Salary Continuation	—	1,290,000
Annual Incentive Plan	344,000	1,376,000
Performance Shares	972,610	972,610
Non-Qualified CRISP	—	22,881
Non-Qualified Pension	—	114,808
Benefits Continuation	—	26,945
Death/Disability Benefit	—	3,536
Outplacement	—	30,000
Excise Tax Gross-Up(1)	—	—
Total	1,316,610	3,836,780

Robert F. Sharpe, Jr.
Salary Continuation	—	2,025,000
Annual Incentive Plan	675,000	2,700,000
Performance Shares	1,296,820	1,296,820
Non-Qualified CRISP	—	121,896
Non-Qualified Pension	—	2,416,949
Death/Disability Benefit	—	4,071
Outplacement	—	30,000
Excise Tax Gross-Up	—	3,867,405
Total	1,971,820	12,462,141

(1)	As described on page 56, excise tax gross up payments are triggered only when amounts exceed the Section 280G limit by greater than 10%. Mr. Messel’s payments would be below the threshold amounts to trigger excise tax; therefore, no gross up would be required. Mr. Perez would not exceed the limit by 10%, therefore his cash severance would be reduced by approximately $150,000 so as not to trigger the excise tax.

Proposals for 2010 Annual Meeting

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on April 14, 2010.

Our bylaws outline the process for stockholders to follow to nominate a director or present any other business at an Annual Stockholders’ Meeting. Generally, a stockholder must give timely notice to the ConAgra Foods Corporate Secretary. To be timely, that notice for the 2010 annual meeting must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2009 annual meeting. However, if the date of the 2009 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. The bylaws specify the information that must accompany any such stockholder notice. Our proxy statement for the 2010 annual meeting will give discretionary authority with respect to all stockholder proposals properly brought before the 2010 annual meeting that are not included in such proxy statement.

Proposals, nominations and inquiries regarding these matters should be addressed to the Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102.

Annex A

FORM OF CONAGRA FOODS 2009 STOCK PLAN

SECTION 1

NAME AND PURPOSE

1.1  Name. The name of the plan shall be the ConAgra Foods 2009 Stock Plan (the “Plan”).

1.2  Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company. If approved by Company’s stockholders, the Plan shall replace the ConAgra Foods 2006 Stock Plan (the “2006 Plan”), and no further awards shall be made under the 2006 Plan.

SECTION 2

DEFINITIONS

2.1  Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	“1990 Plan” means the ConAgra Foods 1990 Stock Plan.

(b)	“1995 Plan” means the ConAgra Foods 1995 Stock Plan.

(c)	“2000 Plan” means the ConAgra Foods 2000 Stock Plan.

(d)	“2006 Plan” means the ConAgra Foods 2006 Stock Plan.

(e)	“Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular section of the Act shall include all successor sections and shall also be deemed to include all related regulations, rules and interpretations.

(f)	“Agreement” means the written agreement evidencing an Award granted to a Participant under the Plan.

(g)	“Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share or Other Stock-Based Award granted under the Plan, including Awards combining two or more types of the foregoing awards in a single grant.

(h)	“Board” means the Board of Directors of ConAgra Foods, Inc.

(i)	“Change of Control” has the meaning set forth in Section 11.5.

(j)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular Section of the Code shall include all successor Sections and shall also be deemed to include all related regulations, rules and interpretations.

(k)	“Committee” means the Human Resources Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

(l)	“Company” means ConAgra Foods, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.

(m)	“Eligible Director” means a person who is serving as a member of the Board and who is not an Employee.

(n)	“Employee” means any employee of the Company.

(o)	“Executive Incentive Plan” means the ConAgra Foods Executive Incentive Plan, as in effect from time to time.

(p)	“Fair Market Value” means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are principally traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value means the closing price on the immediately preceding date on which Stock transactions were so reported.

(q)	“Incumbent Board” has the meaning set forth in Section 11.5(a).

(r)	“Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of Code Section 422 or (ii) a Nonqualified Stock Option.

(s)	“Other Stock-Based Award” means an award of a share of Stock or units of common stock to a Participant that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, shares of Stock, in each case subject to such terms and conditions as the Committee may determine.

(t)	“Participant” means any Employee, Eligible Director, or consultant (a non-employee who performs bona fide services to the Company) designated by the Committee to participate in the Plan.

(u)	“Performance Share” means an award for which the grant, issuance, retention, vesting and/or settlement is subject to the satisfaction of one or more of the performance criteria established by the Committee or the Executive Incentive Plan, if applicable.

(v)	“Plan” means this ConAgra Foods 2009 Stock Plan, as in effect from time to time.

(w)	“Predecessor Plans” means collectively, the 2006 Plan, the 2000 Plan, the 1995 Plan, and the 1990 Plan.

(x)	“Qualified Performance-Based Award” means an Award (or a specified portion of an Award) to a Participant that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

(y)	“Restricted Stock” means a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

(z)	“Restricted Stock Unit” means the right to receive or vest with respect to one or more shares of Stock (or as otherwise determined by the Committee), subject to such terms and conditions as the Committee may establish.

(aa)	“Stock” means the Common Stock of ConAgra Foods, Inc., par value $5.00 per share.

(bb)	“Stock Appreciation Right” or “SAR” means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the aggregate Fair Market Value, as of the date such SAR is exercised, of the number shares of Stock covered by the SAR being exercised over (ii) the aggregate exercise price of such SAR.

(cc)	“Subsidiary” means any corporation, partnership, joint venture or other entity in which ConAgra Foods, Inc. owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest (within the meaning of Code Section 414(c)) of such entity.

2.2	Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

The only persons eligible to participate in the Plan shall be those Participants selected by (i) the Committee, or (ii) a designee to whom such authority has been delegated by the Committee pursuant to Section 4.4.

SECTION 4

POWERS OF THE COMMITTEE

4.1  Committee Members. Subject to Section 4.4., the Plan shall be administered by the Committee comprised of no fewer than two members of the Board. Each Committee member shall satisfy the requirements for (i) an “independent director” for purposes of the Company’s Corporate Governance Principles, (ii) an “independent director” under any rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time, (iii) a “non-employee director” for purposes of Rule 16b-3 under the Act, and (iv) an “outside director” under Code Section 162(m). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan (with such recusals as may be appropriate) that would otherwise be the responsibility of the Committee.

4.2  Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, the number of shares of Stock subject to each Award, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

4.3  Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

4.4  Delegation by Committee. To the full extent permitted by law and the rules of any exchange on which the shares of Stock are traded, the Committee may, at any time and from time to time, (a) delegate to one or more of its members any or all of its responsibilities and powers, including all responsibilities and authority described under Sections 4.2 and 4.3;(b) delegate to any individual officer of the Company the authority to designate recipients of Awards and the number and type of Awards granted, although such officer cannot use this authority to grant awards to executive officers, Eligible Directors or him or herself; and (c) grant authority to Employees or designate Employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan. Nothing in this Section 4.4, however, shall permit the grant of an Award to any executive officer or other Employee who is reasonably expected to be covered by Code Section 162(m), except by two or more “outside directors.”

4.5  International Participants. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Participants (if any) employed by the Company outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Participants, and (iii) establish subplans and modified Option exercise procedures and other Award terms and procedures to the extent such actions may be necessary or advisable. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

SECTION 5

STOCK SUBJECT TO PLAN

5.1  Number. Subject to the provisions of Section 5.4, the number of shares of Stock subject to Awards under the Plan may not exceed (i) 29,500,000 shares of Stock, plus (ii) any shares of Stock that are authorized to be awarded under the 2006 Plan and that, as of the effective date of this Plan, have not been issued and are not subject to outstanding awards granted under the 2006 Plan, and (iii) any shares of Stock subject to an outstanding award under the Predecessor Plans that expires, is forfeited or becomes unexercisable for any reason, provided, the following shares of Stock subject to an award under the Predecessor Plans may not again be made available for issuance of Awards under the Plan: (x) shares used to pay the exercise price of an outstanding award, (y) shares used to pay withholding taxes related to an outstanding award, or (z) shares not issued or delivered as a result of the net settlement of an outstanding SAR. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.

5.2  Limitations. The maximum number of shares of Stock with respect to which Awards may be granted to any one Participant in any fiscal year under the Plan is 15% of the aggregate number of shares of Stock available for Awards under Section 5.1. A maximum of 50% of shares of Stock available for issuance under the Plan may be issued as Awards other than Options or SARs.

5.3  Cancelled, Terminated, Forfeited or Surrendered Awards. Any shares of Stock subject to an Award which for any reason is cancelled, is terminated, lapses or expires without the issuance of any Stock shall again be available for Awards under the Plan; provided, the following shares of Stock may not again be made available for issuance as Awards under the Plan: (i) shares used to pay the exercise price of an outstanding Award, (ii) shares used to pay withholding taxes related to an outstanding Award, or (iii) shares not issued or delivered as a result of the net settlement of an outstanding SAR.

5.4  Adjustment in Capitalization. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger, consolidation, combination or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than a cash dividend that is not an extraordinary cash dividend) results in the outstanding shares of Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of ConAgra Foods, Inc., or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of ConAgra Foods, Inc. or of any other corporation being received by the holders of outstanding shares of Stock), or a material change in the market value of the outstanding shares of Stock as a result of the change, transaction or distribution, then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in: (a) the aggregate number and type of shares of Stock (or other property) available for the grant of Awards under Section 5.1, (b) the maximum number of shares of Stock (or other property) that can be granted to any individual in any fiscal year under Section 5.2, (c) the number and type of shares (or other property) and exercise price with respect to outstanding Options and SARs, and (d) the number, prices and dollar value of other outstanding Awards. However, in no event shall this Section 5.4 be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Code Section 409A; or (ii) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code Section 409A, provided that the restriction of this clause (ii) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code Section 409A. Any adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.

5.5  Dividend Equivalent Rights. No dividends or dividend equivalents shall be paid on Options or SARs. The Committee may at the time of the grant of a Restricted Stock, Restricted Stock Unit, Performance Share, or Other Stock-Based Award provide that any dividends declared on common stock or dividend equivalents be (i) paid to the Participant, (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of any restrictions, or (iii) not paid or accumulated.

5.6  Assumed Awards. In the event the Company assumes outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of or merger with another corporation or business entity, the Committee shall make such adjustments in the terms of such assumed or substituted awards under the Plan, including the number of shares subject to such award and the exercise price, as it shall deem equitable and appropriate to prevent dilution or enlargement of benefits intended to be made available under the Plan. Such assumed or substituted awards will generally not count against the aggregate number of shares available for issuance of Awards under the Plan, provided in each case that the requirements for the exemption for mergers and acquisitions under rules and regulations of the stock exchange or other recognized market or quotation system on which the Stock is principally traded or quoted at the relevant time.

SECTION 6

STOCK OPTIONS

6.1  Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Each Option shall be evidenced by an Option Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Only Participants who are Employees shall be eligible to receive Incentive Stock Options. Options may also be granted in replacement of or upon assumption of options previously issued by companies or entities acquired by the Company by merger or stock purchase, and any assumed or replacement options may have the same terms as the options so replaced or assumed, provided that the number of shares and exercise price shall be adjusted as provided in Section 5.6.

6.2  Option Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.4, Nonqualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted, unless the Option was granted in replacement of or upon assumption of options previously issued by companies or entities acquired by the Company by merger or stock purchase.

6.3  Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.

6.4  Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) by tendering, by either actual delivery of shares or by attestation, shares of Stock already owned by the Participant valued at its Fair Market Value on the date of exercise or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any withholding taxes resulting from such exercise. The Committee may approve other methods of payment. As soon as practicable after receipt of a notice of exercise and full payment of the exercise price, the Company shall deliver to the Participant, either by electronic means or by stock certificate or certificates, the acquired shares of Stock.

6.5  Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, except with respect to the Committee’s discretion to terminate or adjust awards under Section 11.5, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Code Section 422, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Code Section 421.

6.6  No Repricing. Other than in connection with a change in capitalization (as described in Section 5.4 of the Plan) or an adjustment of assumed or substituted awards (as described in Section 5.6 of the Plan), the exercise price of an Option may not be reduced without stockholder approval.

6.7  No Reload Grants. Options shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option or SAR.

SECTION 7

DIRECTOR AWARDS

7.1  Director Awards. Any Award or formula for granting an Award under the Plan made to Eligible Directors shall be approved by the Board. With respect to Awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board. The maximum number of shares of Stock with respect to which Awards may be granted to Eligible Directors under the Plan in any fiscal year is 5% of the aggregate number of shares of Stock available for Awards under Section 5.1.

SECTION 8

STOCK APPRECIATION RIGHTS

8.1  SARs In Tandem with Options. SARs may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each SAR granted in tandem with an Option shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any SAR granted in tandem with an Option, the corresponding Option shall terminate.

8.2  Other SARs. SARs may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

8.3  SAR Price. Subject to adjustments to an exercise price permitted pursuant to Section 5.4, SARs granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the SAR is granted, unless the SAR was granted in replacement of or upon assumption of stock appreciation rights previously issued by companies or entities acquired by the Company by merger or stock purchase.

8.4  Exercise of SARs. SARs awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee’s right to accelerate the exercisability of such SAR in its discretion. Notwithstanding the foregoing, no SAR shall be exercisable for more than ten years after the date on which it is granted.

8.5  Payment. The Committee shall establish procedures governing the exercise of SARs, which shall require that notice of exercise be given and that the Participant satisfy any tax withholding requirements resulting from such exercise as provided in Section 11.4. As soon as practicable after receipt of a notice of exercise and full payment of any withholding taxes, the Company shall deliver to the Participant either by electronic means or by stock certificate or certificates the acquired shares of Stock.

8.6  No Repricing. Other than in connection with a change in capitalization (as described in Section 5.4 of the Plan) or an adjustment of assumed or substituted awards (as described in Section 5.6 of the Plan), the exercise price of a SAR may not be reduced without stockholder approval.

8.7  No Reload Grants. SARs shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other SAR or Option.

SECTION 9

RESTRICTED STOCK; OTHER STOCK-BASED AWARDS; CERTAIN LIMITATIONS ON AWARDS

9.1  General. Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and Performance Shares may be granted to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as shall be determined by the Committee.

9.2  Grant of Restricted Stock. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. The Committee may accelerate or waive restrictions associated with an Award of Restricted Stock in whole or in part at any time in its discretion.

9.3  Other Stock-Based Awards, General. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive or vest with respect to, one or more shares of Stock (or the equivalent cash value of such Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. Such Other Stock-Based Awards may include Restricted Stock Units, Performance Shares, and stock Awards permitted under Sections 7.1 and 9.5.

(a)	Restricted Stock Unit. Settlement of a Restricted Stock Unit upon expiration of the deferral or vesting period shall be made in Stock or otherwise as determined by the Committee.

(b)	Performance Shares Generally. Each grant of Performance Shares shall be subject to the satisfaction of one or more of the performance criteria established by the Committee with respect to the performance period established by the Committee. After the applicable performance period has ended, the Committee shall determine if all or any portion of the Performance Share Award is earned by a Participant. The earned portion of a Performance Share Award may be paid out in shares of Stock or cash, as the Committee may determine.

9.4  Awards Subject to Code Section 162(m). The special rules of this Section 9.4 shall apply with respect to Qualified Performance-Based Awards. The performance goals selected by the Committee for any such Award shall be based on one or more of the performance goals described below in this Section 9.4.

(a)	The specific performance goal and measure for each such Award shall be established in writing by the Committee within ninety days after the commencement of the performance period (or within such other time period as may be required by Code Section 162(m)) to which the performance goal relates. Shares of Stock subject to such Awards shall be payable following the completion of each performance period (unless deferred consistent with Code Section 409A), and only after certification in writing by the Committee that the specified performance goals established under the Plan were achieved. Unless the Committee specifies otherwise in the terms of such an Award, payment shall be made on or before the later of (i) the fifteenth day of the third month that begins after the month containing the end of the applicable fiscal year (with the applicable fiscal year being the fiscal year containing the end of the performance period for which performance is certified), or (ii) the fifteenth day of the third month that begins after the end of the Participant’s tax year that contains the end of the performance period for which performance is certified. Such Awards may be paid in cash or shares of Stock, as determined by the Committee. In determining whether any performance goal was attained and whether any performance goal should be adjusted during a performance period, the rules in the Executive Incentive Plan and any specific adjustment criteria adopted by the Committee at the time of grant of such Award shall apply.

(b)	The performance goals for such Awards will be selected from the following criteria: cash flow, free cash flow, operating cash flow, earnings, market share, economic value added, achievement of annual operating budget, profits, profit contribution margins, profits before taxes, profits after taxes, operating profit, return on assets, return on investment, return on equity, return on invested capital, gross sales, net sales, sales volume, stock price, total stockholder return, dividend ratio, price-to-earnings ratio, expense targets, operating efficiency, customer satisfaction metrics, working capital targets, the achievement of certain target levels of innovation and/or development of products, goals related to acquisitions or divestitures, formation or dissolution of joint ventures, corporate bond rating by credit agencies, debt to equity or leverage ratios, or financial performance goals determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Code Section 162(m).

(c)	If more than one individual performance objective is specified by the Committee in defining a performance measure, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained in order for the performance measure to be met. With respect to any award that is not intended to be a Qualified Performance-Based Award, the Committee may use performance measures that are different than those set forth in subsection (b) above.

(d)	Each performance measure may be based upon growth, may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of ConAgra Foods and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, investments or assets or net assets.

9.5  Certain Limitations on Awards. A maximum of 5% of the aggregate number of shares of Stock available for issuance under the Plan may be issued as stock Awards, Restricted Stock, Restricted Stock Units or Performance Shares having no minimum vesting period and no required attainment of performance criteria; subject to the foregoing, and except as specified by the Committee in an Award with respect to the occurrence of a Change of Control, death, disability or termination of employment, no Award (other than an Option or SAR) based on performance criteria shall be based on a performance period of less than one year, and no Award (other than an Option or SAR) that is conditioned on continued employment or the passage of time shall provide for vesting in less than three years from the grant date of the award, provided, however, that partial vesting pursuant to an Agreement may occur during each year of this 3-year period. The limitations of this Section 9.5 shall not apply to Awards that are assumed or issued in substitution for other awards pursuant to a merger, acquisition or other corporate transaction.

SECTION 10

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

10.1.  General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 10.1. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code Section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code Section 409A to become subject to Section 409A. Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan, (ii) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, (iii) change the minimum exercise price for stock options as provided in Section 6.2, or (iv) extend the term of the Plan, in each case without the approval of a majority of the outstanding shares of Stock entitled to vote thereon. Except as specifically provided in the Plan or except to the minimum extent necessary to comply with applicable law, no amendment or modification of the Plan shall affect the rights of any Participant with respect to a previously granted Award, without the written consent of the Participant.

10.2.  Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as provided in Section 11.5 or except to the minimum extent necessary to comply with applicable law, if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. Except for adjustments as provided in Sections 5.4 and 11.5 or in connection with the assumption or substitution of an award in a manner satisfying the provisions of Code Section 424(a), the Option exercise price of each Option and the exercise price of each SAR may not be changed or reduced after the date of grant nor may any outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new Option or SAR with a lower exercise price without approval of the Company’s stockholders. In addition, Options or SARs under this Plan will not be cancelled in exchange for cash, other Awards or Options or SARS or payment when the exercise price of an Option or SAR is greater than the then current Fair Market Value of the Stock without stockholder approval.

10.3.  Termination of Award for Misconduct. All Awards shall be subject to the Committee’s right to cancel such Awards and/or to impose forfeitures to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002. If the Committee determines that a present or former Employee has (i) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company; (ii) breached any contract with or violated any fiduciary obligation to the Company; or (iii) engaged in any conduct which the Committee determines is injurious to the Company, the Committee may cause that Employee to forfeit his or her outstanding Awards under the Plan.

10.4.  Termination of Plan. No Award shall be granted under the Plan subsequent to September 25, 2019, or such earlier date as may be determined by the Board. No termination of the Plan shall adversely affect any Award previously granted.

SECTION 11

MISCELLANEOUS PROVISIONS

11.1.  Nontransferability of Awards. Except as otherwise provided by the Committee, no Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

11.2.  Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant and will be effective only when filed in writing with the Company during the Participant’s lifetime. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant’s surviving spouse, if any, or otherwise by the Participant’s estate.

11.3.  No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. No individual shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

11.4.  Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. Unless not permitted by the Committee at the time of the grant of an Award, a Participant may elect, subject to such conditions as the Committee shall impose, including conditions and restrictions intended to comply with securities laws and any Company policies regarding trading in securities, to satisfy any tax withholding requirements (i) by having shares of Stock otherwise issuable under the Plan withheld by the Company or by delivering to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant’s statutory minimum applicable withholding tax obligation associated with the transaction, or (ii) by remitting cash or check. Unless not permitted by the Committee at the time of grant of an Award and subject to any rules established by the Company, the Participant shall be able to satisfy additional tax withholding above the statutory minimum applicable withholding amounts by delivering to the Company previously acquired shares of Stock held by the Participant for at least six months, with a Fair Market Value equal to the additional withholding amounts, provided, however, the Participant shall not be entitled to deliver such additional shares if it would cause adverse accounting consequences for the Company.

11.5.  Change of Control. Unless expressly provided otherwise in an Agreement, on the date of a Change of Control, all outstanding Options and SARs shall become immediately exercisable and all restrictions with respect to Restricted Stock and Other Stock-Based Awards shall lapse. “Change of Control” means:

(a)	Individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(b)	Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of ConAgra Foods, Inc. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(c) A liquidation or dissolution of ConAgra Foods, Inc.; or

(d) The sale of all or substantially all of the assets of ConAgra Foods, Inc.

The Committee, in its discretion, may terminate outstanding Options and SARs upon a Change in Control, provided that at least 30 days prior to the Change in Control (or such other reasonable period determined by the Committee if it is not feasible to provide 30 days notice), the Committee notifies the Participant that the Option and/or SAR will be terminated and, upon the consummation of the Change in Control, provides the Participant, at the election of the Committee, a payment of cash, property or a combination thereof that is determined by the Committee in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the stockholders of ConAgra Foods, Inc. relating to such Awards, over the exercise or purchase price (if any) for such Awards. Any Options or SARs with an exercise price greater than the Fair Market Value of a share of Stock at the time of the Change in Control may be cancelled without payment.

11.6.  Special Rule Related to Securities Trading Policy. The Company has established a securities trading policy (the “Policy”) relative to disclosure and trading on inside information as described in the Policy. Under the Policy, certain Employees and Eligible Directors are prohibited from trading Stock or other securities of the Company except during certain “window periods” as described in the Policy. If, under the terms of the Agreement, the last day on which an Option or SAR can be exercised falls on a date that is not, in the opinion of counsel to the Company, within a window period permitted by the Policy, the applicable exercise period shall automatically be extended by this Section 11.6 until the second business day of, in the opinion of counsel to the Company, a window period under the Policy, but in no event beyond the expiration date of the Options or SARs. The Committee shall interpret and apply the extension automatically provided by the preceding sentence to ensure when possible without extending the exercise period beyond the expiration date that in no event shall the term of any Option or SAR expire except during a window period.

11.7.  Agreements with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Each grant of an Award to a Participant shall be evidenced by a written Agreement in such form as is determined by the Committee (or its designee pursuant to Section 4.4) setting forth the terms and conditions of such Award.

11.8.  Company Intent. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. With respect to Participants covered by the Company’s Executive Incentive Plan and to the extent (a) necessary for compliance with Code Section 162(m) for the tax deductibility of an Award that is intended to be exempt from Code Section 162(m), and (b) not inconsistent with the terms of this Plan, the provisions of the Company’s Executive Incentive Plan shall apply to Awards under this Plan.

11.9.  Unfunded Plan. The plan shall be unfunded. Bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, but any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards.

11.10.  Code Section 409A. Unless the Committee expressly determines otherwise, Awards are intended to be exempt from Code Section 409A as stock rights or short-term deferrals and, accordingly, the terms of any Awards shall be construed and administered to preserve such exemption (including with respect to the time of payment following a lapse of restrictions in accordance with Section 11.5). To the extent that Section 409A applies to a particular Award granted under the Plan (notwithstanding the preceding sentence), then the terms of the Award shall be construed and administered to permit the Award to comply with Section 409A, including, if necessary, by delaying the payment of any Award payable upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and determined consistently for all ConAgra Foods arrangements that are subject to Code Section 409A), for a period of six months and one day after such Participant’s separation from service (as defined in Code Section 409A, but treating the Company as constituting a single service recipient unless the Committee timely provides otherwise). In the event anyone is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Code Section 409A (“Non-compliance”), then neither the Company, the Committee, the Board nor its or their employees, designees, agents or contractors shall be liable to any Participant or other persons in connection with any Non-compliance, except to the extent the Non-compliance was the direct result of any Company action or failure to act that was undertaken in bad faith.

11.11.  Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of shares of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no Awards shall be granted or payment made or shares of Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

11.12.  Effective Date. The Plan was adopted by the Board of Directors on July 16, 2009 and shall be effective upon its approval by the Company’s stockholders at the 2009 annual stockholders’ meeting.

11.13.  2006 Plan. Upon stockholder approval of the Plan pursuant to Section 11.12, no new awards will be granted under the 2006 Plan.

11.14.  Governing Law. The Plan, and all Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

Annex B

FORM OF CONAGRA FOODS
EXECUTIVE INCENTIVE PLAN
(Amended and Restated — 2009)

1.  Purpose. The principal purposes of the ConAgra Foods Executive Incentive Plan (the “Plan”) are to provide incentives to participating eligible officers of ConAgra Foods, Inc. and its Subsidiaries (“ConAgra Foods”) who have significant responsibility for the success and growth of ConAgra Foods, to assist ConAgra Foods in attracting, motivating and retaining such officers on a competitive basis and to preserve the tax deductibility of incentive awards paid to eligible officers under Section 162(m) of the Code (as defined below).

2.  Definitions.

a.  “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time. (All citations to Code Sections are to such Sections as they are currently designated and any reference to such Sections shall include the provisions thereof as they may from time to time be amended or renumbered as well as any successor provisions and any applicable regulations.)

b.  “Committee” means the Human Resources Committee of the Board of Directors, or its successor, or such other committee of the Board of Directors to which the Board of Directors delegates power to act under or pursuant to the provisions of the Plan. Each member of the Committee shall qualify as (i) an “outside director” for purposes of Code Section 162(m), (ii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) “independent” for purposes of any rules and regulations of the stock exchange or other recognized market or quotation system on which the Common Stock of ConAgra Foods is principally traded or quoted at the relevant time, except that the Board of Directors may determine to have these qualification requirements satisfied by a subcommittee of the Committee (and, in this case, any reference to “Committee” in the Plan shall be deemed to be a reference to this subcommittee to the extent necessary to satisfy these requirements).

c.  “ConAgra Foods” means ConAgra Foods, Inc., a Delaware corporation and its successor and assigns, and each of its Subsidiaries.

d.  “Eligible Officer” means an employee of ConAgra Foods who is considered an executive officer of ConAgra Foods within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and senior officers, and other employees of ConAgra Foods performing similar duties for ConAgra Foods who are selected by the Committee for participation in the Plan.

e.  “Fair Market Value” means, on any date, the closing price of the common stock of ConAgra Foods, Inc. as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the common stock are traded or quoted at the relevant time) on such date. In the event that there are no stock transactions reported on such exchange (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which stock transactions were so reported.

f.  “Market Capitalization” means the product of the Fair Market Value per share of the common stock of ConAgra Foods, Inc., multiplied by the total number of shares outstanding.

g.  “Participant” means an Eligible Officer participating in the Plan for a performance period as provided in Sections 5 or 6.

h.  “Plan” means this ConAgra Foods Executive Incentive Plan, as amended and restated, and as further amended from time to time.

i.  “Qualified Performance-Based Award” means an award (or a specified portion of an award) to an Eligible Officer that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

j.  “Subsidiary” means any corporation, partnership, joint venture or other entity in which ConAgra Foods, Inc. owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest (within the meaning of Code Section 414(c)) of such entity.

3.  Administration of the Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including ConAgra Foods, its stockholders and any person receiving an award under the Plan. The Committee may delegate its responsibilities under the Plan to such individuals, including members of management, as the Committee may appoint, provided that no delegation shall be made with respect to an opportunity to receive either a Qualified Performance-Based Award to the extent it would cause such award to fail to qualify under Code Section 162(m), or any award to the extent it would cause such award to fail to meet any other requirements referenced in the definition of “Committee” that are applicable to the award. No member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award granted under it.

4.  Eligibility. All Eligible Officers are eligible to participate in the Plan for any performance period. For each performance period, the Committee, in its discretion, shall select the Eligible Officers who shall participate in the Plan. No Eligible Officer is guaranteed to be eligible to participate for any performance period and an Eligible Officer who is selected by the Committee for participation in one performance period may be excluded from participation in any subsequent performance period.

5.  Awards.

a.  Establishment of Awards.  For each award under the Plan, the Committee shall specify (i) incentive award performance goals for Participants, which may vary by Participant or by groups of Participants, and which shall be used to determine the compensation payable under the award; (ii) the performance period over which performance shall be determined in connection with the performance goals; and (iii) the maximum compensation that may be paid in connection with the award upon the achievement of a specified performance goal during the performance period. Subject to the maximum specified, the Committee may provide for a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. The performance period for an award may be a fiscal year, or it may be a period that is shorter or longer than a fiscal year. In the case of a Qualified Performance-Based Award, the Committee shall establish in writing the terms described in this paragraph not later than required by Code Section 162(m).

b.  Performance Goals.

i.  The performance goals may be described in terms of objectives that are company-wide and/or related to a Subsidiary, reporting segment or business unit of ConAgra Foods, Inc., and shall consist of one or more or any combination of the following: cash flow, free cash flow, operating cash flow, earnings, market share, economic value added, achievement of annual operating budgets, profits, profit contribution margins, profits before taxes, profits after taxes, operating profit, return on assets, return on investment, return on equity, return on invested capital, gross sales, net sales, sales volume, stock price, total stockholder return, dividend ratio, price-to-earnings ratio, expense targets, operating efficiency, customer satisfaction metrics, working capital targets, the achievement of certain target levels of innovation and/or development of products, goals related to acquisitions or divestitures, formation or dissolution of joint ventures, corporate bond rating by credit agencies, debt to equity or leverage ratios, or financial performance goals determined by the Committee that are sufficiently similar to the foregoing as to be permissible under Code Section 162(m).

ii.  If more than one individual performance objective is specified by the Committee in defining a performance goal, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained in order for the performance goal to be met. With respect to any award that is not intended to be a Qualified Performance-Based Award, the Committee may use performance goals that are different than those set forth above.

iii.  Each performance goal may be based upon growth, may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on the past performance of ConAgra Foods and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, investments or assets or net assets. The specific performance goal for each Participant shall be established in writing by the Committee within ninety days after the commencement of a performance period (or within such other time period as may be required by Code Section 162(m)) to which the performance goal relates. The performance goal shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

c.  Payment of Awards. Awards shall be payable following the completion of each performance period (unless deferred consistent with Code Section 409A), and, for Qualified Performance-Based Awards, only after certification in writing by the Committee that the specified performance goals established under the Plan were achieved (and with any earnings on a deferred award limited as required to comply with Code Section 162(m)). Unless the Committee specifies otherwise in the terms of an award, payment shall be made on or before the later of (a) the fifteenth day of the third month that begins after the month containing the end of the applicable fiscal year (with the applicable fiscal year being the fiscal year containing the end of the performance period for which performance is certified), or (b) the fifteenth day of the third month that begins after the end of the Participant’s tax year that contains the end of the performance period for which performance is certified. Awards may be paid in cash or securities. If an award is paid in securities, such payment shall be accomplished by a grant under a ConAgra Foods plan that expressly provides for making grants of securities, such as the ConAgra Foods 2009 Stock Plan. Grants or awards of stock options or stock appreciation rights shall be based on a stock price that is not less than the Fair Market Value on the date of grant. Notwithstanding the attainment of the specified performance goal, the Committee has the discretion, for each Participant, to reduce some or all of an award that would otherwise be paid.

d.  Maximum Awards. In no event may a Participant receive an aggregate cash compensation award under the Plan in any fiscal year of more than 1% of ConAgra Foods’ Market Capitalization as of the first day of the performance period (except that in the case of an amount paid based on a performance period other than a 12-month fiscal year, the maximum shall be an amount that bears the same ratio to 1% of ConAgra Foods’ Market Capitalization, as of the first day of the performance period, as the length of the performance period bears to a 12-month fiscal year).

e.  Adjustments. In determining whether any performance goal has been satisfied, the Committee may exclude the effect of (i) any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and (ii) any other unusual or nonrecurring items or events, including but not limited to, (a) charges, costs or benefits or gains associated with: restructurings of ConAgra Foods; litigation or claim adjudication, judgments or settlements; mergers, acquisitions, or divestitures; and material changes in business, operations, corporate or capital structure; (b) foreign exchange or hedge-related gains and losses; (c) asset write-downs; (d) discontinued operations; and (e) the cumulative effects of accounting changes. In the case of Qualified Performance-Based Awards, the exclusions and adjustments allowed by this Section may only apply to the extent the Committee specifies in writing (not later than the time performance goals are required to be established) which exclusions and adjustments the Committee will apply to determine whether a performance goal has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee otherwise determines that they may apply without adversely affecting the award’s status as a Qualified Performance-Based Award. To the extent that a performance goal is based on an increase in the stock price of ConAgra Food’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of ConAgra Foods, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants. In the case of a Qualified Performance-Based Award, this adjustment shall apply only to the extent the Committee determines it will not adversely affect the award’s status as a Qualified Performance-Based Award.

6.  Special Rules. The Committee may establish rules and procedures for cases where employment or eligibility begins after the start of a performance period, or ends before payment of an award, to the extent they are consistent with the following:

a.  Newly Hired Officer. In the case of an Eligible Officer who is hired by ConAgra Foods after the beginning of a performance period, the Committee may in its discretion designate such newly hired Eligible Officer as a Participant for that performance period, provided that the newly hired Participant may only be granted a Qualified Performance-Based Award to the extent the Participant’s period of service during the performance period would not cause the performance goal for such award to be established later than permitted under Code Section 162(m).

b.  Newly Eligible Officer. An Eligible Officer who is promoted, transferred or otherwise changes positions and who becomes a Participant during the performance period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for an award provided that a promotion or job change cannot (i) increase the amount payable under a Qualified Performance-Based Award as a result of satisfying the performance goal that is intended to satisfy Code Section 162(m), or (ii) cause the performance goal for a Qualified Performance-Based Award to be established later than permitted under Code Section 162(m).

c.  Termination of Employment. If an Eligible Officer terminates employment with the Company prior to the end of a performance period, the terms of the award or the rules established by the Committee shall apply to determine whether such award is forfeited or paid in whole or in part; provided, however, no Qualified Performance-Based Award shall be paid in whole or in part prior to or without regard to certification of attainment of the performance goal.

7. Miscellaneous Provisions. ConAgra Foods shall have the right to deduct from the payment of all awards hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Officer any right to be retained in the employ of ConAgra Foods or in any specific position with ConAgra Foods. The costs and expenses of administering the Plan shall be borne by ConAgra Foods and shall not be charged to any award or to any Participant receiving an award. Neither an award nor any other right or benefit under this Plan shall be subject to alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by ConAgra Foods. The Plan shall be construed and administered in accordance with the laws of the State of Delaware.

8. Effective Date, Amendments and Termination. The Plan originally became effective on September 23, 2004, upon approval of the ConAgra Foods stockholders. The Plan as amended and restated herein is hereby adopted and approved by the Board of Directors, subject to, and to be effective upon, approval by ConAgra Foods’ stockholders at the 2009 annual meeting of ConAgra Foods’ stockholders. If such stockholder approval is not obtained, the Plan shall terminate at such time and be of no further effect.

The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan, except with the consent of the Eligible Officer granted the award, and except to the minimum extent necessary to comply with applicable law. No such amendment or modification, however, may be effective without approval of the stockholders of ConAgra Foods if such approval is necessary to comply with the requirements of Code Section 162(m), including (i) any change to the requirement as to eligibility for participation in the Plan, (ii) any change to the performance goals permissible under the Plan for payment of awards or (iii) any increase to the maximum amount that may be paid to a Participant for any period under Section 5(d). The Plan shall continue in effect until terminated by the Committee.

9.  Code Section 409A. Unless the Committee expressly determines otherwise, awards are intended to be exempt from Code Section 409A as short-term deferrals and, accordingly, the terms of any awards shall be construed and administered to preserve such exemption. To the extent the Committee determines that Code Section 409A applies to a particular award granted under the Plan, then the terms of the award shall be construed and administered to permit the award to comply with Code Section 409A, including, if necessary, by delaying the payment of any award payable upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and determined consistently for all ConAgra Foods arrangements that are subject to Code Section 409A), for a period of six months and one day after such Participant’s separation from service (as defined in Code Section 409A, but treating ConAgra Foods as constituting a single service recipient unless the Committee timely provides otherwise). In the event anyone is subject to income inclusion, additional interest or taxes, or any other adverse consequences under Code Section 409A (“Non-compliance”), then neither ConAgra Foods, the Committee, the Board of Directors nor its or their employees, designees, agents or contractors shall be liable to any Participant or other persons in connection with any Non-compliance, except to the extent the Non-compliance was the direct result of any ConAgra Foods action or failure to act that was undertaken in bad faith.

ONE CONAGRA DRIVE OMAHA, NE 68102-5001
Your telephone or Internet voting instruction authorizes State Street Bank and Trust Company to vote these shares in the same manner as if you marked, signed and returned your voting instruction card. Whether you vote by mail, telephone or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 22, 2009.

VOTE BY PHONE: 1-800-690-6903 1. Read the accompanying Proxy Statement and this voting instruction card. 2. Call toll free 1-800-690-6903. 3. Follow the recorded instructions.

VOTE BY INTERNET: WWW.PROXYVOTE.COM 1. Read the accompanying Proxy Statement and this voting instruction card. 2. Go to Website www.proxyvote.com. 3. Follow the instructions.

VOTE BY MAIL 1. Read the accompanying Proxy Statement and this voting instruction card. 2. Mark, sign and date your proxy card. 3. Return it in the enclosed postage-paid envelope.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M16344-P84076	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA FOODS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Items 2, 3 and 4.
	☐	☐	☐

Vote on Directors

Item 1. Elect Directors - Nominees

(1) Mogens C. Bay, (2) Stephen G. Butler, (3) Steven F. Goldstone, (4) Joie A. Gregor, (5) Rajive Johri, (6) W.G. Jurgensen, (7) Richard H. Lenny, (8) Ruth Ann Marshall, (9) Gary M. Rodkin, (10) Andrew J. Schindler and (11) Kenneth E. Stinson

Vote on Proposals		For	Against	Abstain

Item 2.	Approve the ConAgra Foods 2009 Stock Plan	☐	☐	☐

Item 3.	Approve the ConAgra Foods Executive Incentive Plan	☐	☐	☐

Item 4.	Ratify the appointment of Independent Auditor	☐	☐	☐

The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this instruction card.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
ConAgra Foods 2009 Annual Stockholders’ Meeting
Friday, September 25, 2009
1:30 p.m. CT
Witherspoon Concert Hall
Joslyn Art Museum
2200 Dodge Street
Omaha, Nebraska 68102
You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 25, 2009 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting:
The Notice and Proxy Statement and Annual Report are available at http://investor.conagrafoods.com.

M16345-P84076
This is Your ConAgra Foods
VOTING INSTRUCTION CARD FOR THE SHARES YOU OWN IN CRISP
Please mark your instruction and sign on reverse side
This proxy is solicited by your Board of Directors for the
September 25, 2009 Annual Stockholders’ Meeting
          As a participant in the ConAgra Foods Retirement Income Savings Plan (the “CRISP”), I hereby direct State Street Bank and Trust Company as Trustee, to vote all shares held in this plan account as I instruct in the instructions listed below.
          THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE SHARES FOR ITEMS 1, 2, 3 AND 4.
          If you wish to direct the Trustee by mailing this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card and mark, date and return it in the enclosed envelope. Information on telephonic and Internet voting is on the reverse side of this voting instruction card.
          If you are a current or former employee of ConAgra Foods, Inc. and have an interest in CRISP, your proportionate interest as of July 31, 2009 is shown on this voting instruction card and your instructions will provide voting instructions to the Trustee of the plan. If this card is not returned, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.
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ONE CONAGRA DRIVE OMAHA, NE 68102-5001
Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 24, 2009.

VOTE BY PHONE: 1-800-690-6903 1. Read the accompanying Proxy Statement and this proxy card. 2. Call toll free 1-800-690-6903. 3. Follow the recorded instructions.

VOTE BY INTERNET: WWW.PROXYVOTE.COM 1. Read the accompanying Proxy Statement and this proxy card. 2. Go to Website www.proxyvote.com. 3. Follow the instructions.

VOTE BY MAIL 1. Read the accompanying Proxy Statement and this proxy card. 2. Mark, sign and date your proxy card. 3. Return it in the enclosed postage-paid envelope.

If you vote by Phone or Internet, please do not mail your Proxy Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M16346-P84076	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA FOODS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Items 2, 3 and 4.	☐	☐	☐

Vote on Directors

Item 1. Elect Directors - Nominees

(1) Mogens C. Bay, (2) Stephen G. Butler, (3) Steven F. Goldstone, (4) Joie A. Gregor, (5) Rajive Johri, (6) W.G. Jurgensen, (7) Richard H. Lenny, (8) Ruth Ann Marshall, (9) Gary M. Rodkin, (10) Andrew J. Schindler and (11) Kenneth E. Stinson

Vote on Proposal		For	Against	Abstain

Item 2.	Approve the ConAgra Foods 2009 Stock Plan	☐	☐	☐

Item 3.	Approve the ConAgra Foods Executive Incentive Plan	☐	☐	☐

Item 4.	Ratify the appointment of Independent Auditor	☐	☐	☐

The shares will be voted as directed, or if no direction is indicated, as recommended by the Board of Directors.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
ConAgra Foods 2009 Annual Stockholders’ Meeting
Friday, September 25, 2009
1:30 p.m. CT
Witherspoon Concert Hall
Joslyn Art Museum
2200 Dodge Street
Omaha, Nebraska 68102
You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 25, 2009 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting:
The Notice and Proxy Statement and Annual Report are available at http://investor.conagrafoods.com.

M16347-P84076
This is Your ConAgra Foods
PROXY CARD
Please vote and sign on reverse side
This proxy is solicited by your Board of Directors for the
September 25, 2009 Annual Stockholders’ Meeting
           The undersigned appoints each of Steven F. Goldstone and Gary M. Rodkin as proxies, with full power of substitution, to vote all shares of common stock of ConAgra Foods, Inc. that the undersigned would be entitled to vote at the Annual Stockholders’ Meeting and any adjournment thereof.
           THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1, 2, 3 AND 4, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHERS MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL STOCKHOLDERS’ MEETING.
           If you wish to vote by mailing this proxy card, please mark the boxes accordingly, indicate the date, sign your name exactly as it appears on this card and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.
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